    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 2002

                                                      REGISTRATION NO. 333-92470
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                             BEAZER HOMES USA, INC.

             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                          1531                    58-2086934
  (State or Other Jurisdiction          (Primary Standard          (I.R.S. Employer
of Incorporation or Organization)   Industrial Classification   Identification Number)
                                          Code Number)

                           --------------------------

                   5775 PEACHTREE DUNWOODY ROAD, SUITE B-200
                             ATLANTA, GEORGIA 30342
                                 (404) 250-3420

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                      SEE TABLE OF ADDITIONAL REGISTRANTS
                                 DAVID S. WEISS
                            EXECUTIVE VICE PRESIDENT
                   5775 PEACHTREE DUNWOODY ROAD, SUITE B-200
                             ATLANTA, GEORGIA 30342
                                 (404) 250-3420

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

                           MICHAEL K. CHERNICK, ESQ.
                     PAUL, HASTINGS, JANOFSKY & WALKER LLP
                        75 EAST 55TH STREET, 15TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 318-6000

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF SALE OF THE SECURITIES TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                           --------------------------

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             BEAZER HOMES USA, INC.

                        TABLE OF ADDITIONAL REGISTRANTS

                                                    PRIMARY STANDARD
                                    STATE OF           INDUSTRIAL
                                 INCORPORATION/      CLASSIFICATION               IRS EMPLOYER
NAME                               FORMATION           CODE NUMBER             IDENTIFICATION NO.
----                            ----------------   -------------------   ------------------------------
Beazer Homes Corp.............     TN                 1531                         62-0880780
Beazer/Squires Realty, Inc....     NC                 1531                         56-1807308
Beazer Homes Sales Arizona
  Inc.........................     DE                 1531                         86-0728694
Beazer Realty Corp............     GA                 1531                         58-1200012
Beazer Mortgage Corporation...     DE                 1531                         58-2203537
Beazer Homes Holdings Corp....     DE                 1531                         58-2222637
Beazer Homes Texas Holdings,
  Inc.........................     DE                 1531                         58-2222643
Beazer Homes Texas, L.P.......     DE                 1531                         76-0496353
April Corporation.............     CO                 1531                         84-1112772
Beazer SPE, LLC...............     GA                 1531                     not applied for(1)
Beazer Homes Investment
  Corp........................     DE                 1531                         04-3617414
Beazer Realty, Inc............     NJ                 1531                         22-3620212
Beazer Clarksburg, LLC........     MD                 1531                             --
Homebuilders Title Services of
  Virginia, Inc...............     VA                 1531                         54-1969702
Homebuilders Title
  Services, Inc...............     DE                 1531                         58-2440984
Texas Lone Star
  Title, L.P..................     TX                 1531                         58-2506293
Universal Solutions Insurance
  Agency, Inc.................     DE                 1531                         58-2556047
Builder's Link, Inc...........     OH                 1531                         31-1780898
Crossmann Communities of North
  Carolina, Inc...............     NC                 1531                         35-2047531
Crossmann Communities of
  Ohio, Inc...................     OH                 1531                         31-1390649
Crossmann Communities of
  Tennessee, LLC..............     TN                 1531                         62-1713158
Crossmann Communities
  Partnership.................     IN                 1531                         35-1901790
Crossmann Investments, Inc....     IN                 1531                         35-2021870
Crossmann Management Inc......     IN                 1531                         35-2021871
Crossmann Mortgage Corp.......     IN                 1531                         35-1898927
Crossmann Realty, Co..........     IN                 1531                         31-1390649
Cutter Homes Ltd..............     KY                 1531                         61-0915273
Deluxe Aviation, Inc..........     IN                 1531                         35-1979062
Deluxe Homes of
  Lafayette, Inc..............     IN                 1531                         35-1683706
Deluxe Homes of Ohio, Inc.....     OH                 1531                         35-2109586
Merit Realty, Inc.............     IN                 1531                         35-1679596
Paragon Title, LLC............     IN                 1531                         35-2111763
Pinehurst Builders LLC........     SC                 1531                         56-2097374
Trinity Homes LLC.............     IN                 1531                         35-2027321

    The address, including zip code and telephone number, including area code, of the principal offices of the additional registrants listed above is: c/o Beazer Homes USA, Inc., 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, GA 30342 and the telephone number at that address is (404) 250-3420.

------------------------

(1) Does not have any employees.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED AUGUST 12, 2002



PRELIMINARY PROSPECTUS


                                  $350,000,000
                               OFFER TO EXCHANGE
                    8 3/8% SENIOR NOTES DUE APRIL 15, 2012,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                          FOR ANY AND ALL OUTSTANDING
                    8 3/8% SENIOR NOTES DUE APRIL 15, 2012,
        WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                                       OF

                                     [LOGO]

                            ------------------------

    - We will exchange all original notes that are validly tendered and not withdrawn before the end of the exchange offer for an equal principal amount of new notes that we have registered under the Securities Act of 1933.


    - This exchange offer expires at 5:00 p.m., New York City time, on
      September   , 2002, unless extended.


    - No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

                            ------------------------

    THE NEW NOTES WILL BE UNSECURED AND WILL RANK EQUALLY WITH ALL OUR EXISTING AND FUTURE SENIOR UNSECURED INDEBTEDNESS. THE NEW NOTES WILL BE GUARANTEED BY ALL OF OUR SIGNIFICANT SUBSIDIARIES ON A SENIOR BASIS. THE GUARANTEES WILL BE UNSECURED OBLIGATIONS OF OUR SUBSIDIARIES RANKING EQUALLY WITH ALL THEIR EXISTING AND FUTURE UNSECURED SENIOR DEBT. THE NEW NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL OF OUR AND OUR SUBSIDIARY GUARANTORS' SECURED DEBT TO THE EXTENT OF THE VALUE OF THE ASSETS SECURING THE DEBT.

    SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF THE RISKS THAT HOLDERS SHOULD CONSIDER PRIOR TO MAKING A DECISION TO EXCHANGE ORIGINAL NOTES FOR NEW NOTES.

                            ------------------------

    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use or reasonable best efforts to make this prospectus available to any broker-dealer for a period of 180 days after the date of this prospectus for use in connection with any such resale. See "Plan of Distribution."

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is August   , 2002.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................      i
SUMMARY.....................................................      1
RISK FACTORS................................................     13
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........     22
THE EXCHANGE OFFER..........................................     23
USE OF PROCEEDS.............................................     32
CAPITALIZATION..............................................     33
BEAZER SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA......     34
CROSSMANN SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...     36
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................     37
DESCRIPTION OF NOTES........................................     44
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS....     76
PLAN OF DISTRIBUTION........................................     80
LEGAL MATTERS...............................................     80
EXPERTS.....................................................     80

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer to exchange and issue the new notes in any jurisdiction where the offer or exchange is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4 (SEC File No. 333-92470). This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and exhibits.


    We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, because our common stock is listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    We are "incorporating by reference" important business, financial and other information about us into this prospectus. This means that we are disclosing important information to you by referring you to another document filed separately with the SEC that is not delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following documents filed by us (SEC File
No. 1-12822) and any future filings made by us with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the date that the exchange offer terminates:

    - Our annual report on Form 10-K for the fiscal year ended September 30, 2001;

    - Our quarterly report on Form 10-Q for the quarter ended December 31, 2001;

    - Our quarterly report on Form 10-Q for the quarter ended March 31, 2002;

    - Our current report on Form 8-K filed on August 10, 2001 as amended by our current report on Form 8-K/A filed on October 15, 2001;

    - Our current report on Form 8-K filed on February 1, 2002;

    - Our current report on Form 8-K filed on March 12, 2002;

    - Our current report on Form 8-K filed on April 4, 2002;

    - Our current report on Form 8-K filed on April 4, 2002;

    - Our current report on Form 8-K filed on April 10, 2002;

    - Our current report on Form 8-K filed on April 15, 2002;


    - Our current report on Form S-8 filed on April 18, 2002;



    - Our current report on Form 8-K filed on May 2, 2002, as amended by our current report on Form 8-K/A filed on July 2, 2002;



    - Our current report on Form 8-K filed on July 18, 2002;



    - Our current report on Form 8-K filed on July 25, 2002;



    - Our current report on Form 8-K filed on July 29, 2002; and

    - Our current report on Form 8-K filed on August 7, 2002.


    We are also incorporating by reference in this prospectus the following documents previously filed by Crossmann Communities, Inc. with the SEC (File No. 0-22562):

    - Crossmann's annual report on Form 10-K for the fiscal year ended December 31, 2001;

    - Crossmann's current report on Form 8-K filed on February 1, 2002;

    - Crossmann's current report on Form 8-K filed on March 12, 2002; and

    - Crossmann's current report on Form 8-K filed on March 21, 2002.

    We will provide each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered in this prospectus. We will provide this information by first class mail at no cost upon written request addressed to David S. Weiss, Executive Vice President and Chief Financial Officer, Beazer Homes USA, Inc., 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, GA 30342.

    Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. To obtain timely delivery of any information requested from us, you must request this information no later than five business days before this exchange offer expires.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS. THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER PRIOR TO MAKING A DECISION TO EXCHANGE ORIGINAL NOTES FOR NEW NOTES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION BEGINNING ON PAGE 13 OF THIS PROSPECTUS AND THE FINANCIAL STATEMENTS AND NOTES TO THESE STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES TO "WE," "US," "OUR" AND "BEAZER" REFER SPECIFICALLY TO BEAZER HOMES USA, INC. AND ITS SUBSIDIARIES, INCLUDING SUBSIDIARIES ACQUIRED AS A RESULT OF BEAZER'S ACQUISITION OF CROSSMANN COMMUNITIES, INC. IN APRIL 2002. ALL REFERENCES TO "CROSSMANN" OR "CROSSMANN COMMUNITIES" MEANS THE OPERATIVE ENTITIES COMPRISING THE HOMEBUILDING AND RELATED ASSETS OF CROSSMANN COMMUNITIES, INC., WHICH WERE ACQUIRED BY BEAZER IN APRIL 2002. UNLESS OTHERWISE INDICATED, OPERATING AND FINANCIAL DATA PRESENTED IN THIS PROSPECTUS DOES NOT REFLECT BEAZER'S ACQUISITION OF CROSSMANN

                             BEAZER HOMES USA, INC.

    We design, sell and build single family homes in the Southeast, West, Central, Mid-Atlantic and Midwest regions of the United States and, based on home closings, are one of the six largest builders of single family homes in the nation. Our Southeast region includes Florida, Georgia, North Carolina, South Carolina and Tennessee; our West region includes Arizona, California, Colorado and Nevada; our Central region includes Texas; our Mid-Atlantic region includes Maryland, New Jersey, Pennsylvania and Virginia; and our Midwest region includes Indiana, Kentucky and Ohio.

    We design our homes to appeal primarily to entry-level and first time move-up homebuyers. Our objective is to provide homes to our customers that incorporate quality and value while seeking to maximize our return on invested capital. To achieve this objective, we have developed a business strategy that focuses on the following elements:

    GEOGRAPHIC DIVERSITY AND GROWTH MARKETS. We compete in a large number of geographically diverse markets in an attempt to reduce our exposure to any particular regional economy. Most of the markets in which we operate have experienced significant population growth in recent years. In our markets, we build homes in a variety of projects, typically with fewer than 150 homesites.

    QUALITY HOMES FOR ENTRY-LEVEL AND FIRST TIME MOVE-UP HOMEBUYERS. We seek to maximize customer satisfaction by offering homes which incorporate quality materials, distinctive design features, convenient locations and competitive prices. We focus on entry-level and first time move-up homebuyers because we believe they represent the largest segment of the homebuilding market. During our fiscal year ended September 30, 2001, the average sales price of our homes sold was approximately $195,300.

    ADDITIONAL PRODUCTS AND SERVICES FOR HOMEBUYERS. In order to maximize our profitability and provide our customers with the additional products and services that they desire, we have incorporated design centers and mortgage origination operations into our business. Recognizing that homebuyers want to choose certain components of their new home, we offer limited customization through the use of design centers in most of our markets. These design centers allow the homebuyer to select certain non-structural customizations for their homes such as cabinetry, flooring, fixtures, appliances and wallcoverings. Additionally, recognizing the homebuyer's desire to simplify the financing process, we originate mortgages on behalf of our customers through certain of our subsidiaries. These subsidiaries originate, process and broker mortgages to third party investors but do not retain or service the mortgages that they broker. We also arrange title insurance for our homebuyers in many of our markets.

    DECENTRALIZED OPERATIONS WITH EXPERIENCED MANAGEMENT. We believe our in-depth knowledge of our local markets enables us to better serve our customers. Our local managers, who have significant experience in both the homebuilding industry and the markets that they serve, are responsible for operating decisions regarding design, construction and marketing. We combine these decentralized operations with a centralized corporate-level management which controls decisions regarding overall strategy, land acquisitions and financial matters.

    CONSERVATIVE LAND POLICIES. We seek to maximize our return on capital by limiting our investment in land and by focusing on inventory turnover. To implement this strategy and to reduce the risks associated with investments in land, we use options to control land whenever possible. In addition, we do not speculate in land that is not generally subject to entitlements providing basic development rights to the owner.

    VALUE CREATED. We evaluate our financial performance and the financial performance of our operations using VALUE CREATED, a variation of economic profit or economic value added. VALUE CREATED measures the extent to which we exceed our cost of capital. It is calculated as earnings before interest and taxes (EBIT) less a charge for all of the capital employed multiplied by our estimate of our minimum weighted average cost of capital (currently 14%). Most of our employees receive incentive compensation based upon a combination of VALUE CREATED and the change in VALUE CREATED during the year. For key managers, a portion of their incentive compensation is held in reserve by us. This portion is always at risk and may be paid out over three years. We believe that our VALUE CREATED system encourages managers to act like owners, rewards profitable growth and focuses attention on long-term loyalty and performance.

    We were incorporated in Delaware in 1993. Our principal office is located at 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342 and our telephone number is (404) 250-3420. We maintain an internet site at WWW.BEAZER.COM which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

                   ACQUISITION OF CROSSMANN COMMUNITES, INC.

    On April 17, 2002, Crossmann merged with and into our wholly owned subsidiary, Beazer Homes Investment Corp. In connection with such merger, the former stockholders of Crossmann received an aggregate of approximately $191.6 million in cash and 3.9 million shares of Beazer common stock.

    On April 17, 2002, we sold $350.0 million aggregate principal amount of our original 8 3/8% Senior Notes due April 15, 2012. The proceeds from the sale of the original notes were used (1) to fund the cash portion of the acquisition of Crossmann; (2) to repay Crossmann's outstanding indebtedness; (3) to reduce our borrowings under our revolving credit facility and (4) to pay related fees, commissions and other expenses.

                              CURRENT DEVELOPMENTS

    In our results of operations for the quarter ended June 30, 2002, we will record an increase to cost of sales of approximately $2.6 million ($0.12 per diluted share) to adjust for misallocations made by our division based in Fort Myers, Florida. Such misallocations resulted principally from land and home costs allocated from closed homes and communities to inventory during the period from March 1999 to March 2002. These errors did not have a material effect on our reported operating results in any interim or annual period. The effect of the errors on prior quarters ranged from 0.1% to 2.4% of pre-tax income.

    After the effect of this adjustment, we expect our earnings per share for the quarter ended June 30, 2002 to exceed $2.43, the high end of the range of analysts' estimates for the quarter.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER..................  We are offering to exchange up to $350,000,000 aggregate principal amount of our new 8 3/8% senior
                                      notes due April 15, 2012 for up to $350,000,000
                                      aggregate principal amount of our original 8 3/8%
                                      senior notes due April 15, 2012, which are currently
                                      outstanding. Original notes may only be exchanged in
                                      $1,000 principal increments. In order to be exchanged,
                                      an original note must be properly tendered and
                                      accepted. All original notes that are validly tendered
                                      and not validly withdrawn prior to the expiration of
                                      the exchange offer will be exchanged.

RESALES WITHOUT FURTHER               We believe that the new notes issued pursuant to the
  REGISTRATION......................  exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with
                                      the registration and prospectus delivery provisions of
                                      the Securities Act provided that:

                                      - you are acquiring the new notes issued in the
                                      exchange offer in the ordinary course of your
                                        business;

                                      - you have not engaged in, do not intend to engage in,
                                      and have no arrangement or understanding with any
                                        person to participate in, the distribution of the
                                        new notes issued to you in the exchange offer in
                                        violation of the provisions of the Securities Act;
                                        and

                                      - you are not our "affiliate," as defined under Rule
                                      405 of the Securities Act.

                                      Each broker-dealer that receives new notes for its own
                                      account in exchange for original notes, where such
                                      original notes were acquired by such broker-dealer as
                                      a result of market-making activities or other trading
                                      activities, must acknowledge that it will deliver a
                                      prospectus in connection with any resale of such new
                                      notes.

                                      The letter of transmittal states that, by so
                                      acknowledging that it will deliver and by delivering a
                                      prospectus, a broker-dealer will not be deemed to
                                      admit that it is an "underwriter" within the meaning
                                      of the Securities Act. This prospectus, as it may be
                                      amended or supplemented from time to time, may be used
                                      by a broker-dealer in connection with resales of new
                                      notes received in exchange for original notes where
                                      such original notes were acquired by such
                                      broker-dealer as a result of market-making activities
                                      or other trading activities. We have agreed to use our
                                      reasonable best efforts to make this prospectus, as
                                      amended or supplemented, available to any
                                      broker-dealer for a period of 180 days after the date
                                      of this prospectus for use in connection with any such
                                      resale. See "Plan of Distribution."

EXPIRATION DATE.....................  5:00 p.m., New York City time, on September   , 2002
                                      unless we extend the exchange offer.

ACCRUED INTEREST ON THE NEW NOTES
  AND ORIGINAL NOTES................  The new notes will bear interest from April 17, 2002 or the last interest payment date on which interest
                                      was paid on the original notes surrendered in exchange
                                      therefor. Holders of original notes that are accepted
                                      for exchange will be deemed to have waived the right
                                      to receive any payment in respect of interest on such
                                      original notes accrued to the date of issuance of the
                                      new notes.

CONDITIONS TO THE EXCHANGE OFFER....  The exchange offer is subject to certain customary conditions which we may waive. See "The Exchange
                                      Offer--Conditions."

PROCEDURES FOR TENDERING ORIGINAL
  NOTES.............................  Each holder of original notes wishing to accept the exchange offer must complete, sign and date the letter
                                      of transmittal, or a facsimile of the letter of
                                      transmittal; or if the original notes are tendered in
                                      accordance with the book-entry procedures described in
                                      this prospectus, the tendering holder must transmit an
                                      agent's message to the exchange agent at the address
                                      listed in this prospectus. You must mail or otherwise
                                      deliver the required documentation together with the
                                      original notes to the exchange agent.

SPECIAL PROCEDURES FOR BENEFICIAL
  HOLDERS...........................  If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust
                                      company or other nominee and you wish to tender your
                                      original notes in the exchange offer, you should
                                      contact such registered holder promptly and instruct
                                      them to tender on your behalf. If you wish to tender
                                      on your own behalf, you must, before completing and
                                      executing the letter of transmittal for the exchange
                                      offer and delivering your original notes, either
                                      arrange to have your original notes registered in your
                                      name or obtain a properly completed bond power from
                                      the registered holder. The transfer of registered
                                      ownership may take considerable time.

GUARANTEED DELIVERY PROCEDURES......  You must comply with the applicable guaranteed delivery procedures for tendering if you wish to
                                      tender your original notes and:

                                      - your original notes are not immediately available;
                                        or

                                      - time will not permit your required documents to
                                      reach the exchange agent prior to 5:00 p.m., New York
                                        City time, on the expiration date of the exchange
                                        offer; or

                                      - you cannot complete the procedures for delivery by
                                      book-entry transfer prior to 5:00 p.m., New York City
                                        time, on the expiration date of the exchange offer.

WITHDRAWAL RIGHTS...................  You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the
                                      date the exchange offer expires.

FAILURE TO EXCHANGE WILL AFFECT YOU
  ADVERSELY.........................  If you are eligible to participate in the exchange offer and you do not tender your original notes, you
                                      will not have further exchange or registration rights
                                      and your original notes will continue to be subject to
                                      restrictions on transfer under the Securities Act.
                                      Accordingly, the liquidity of the original notes will
                                      be adversely affected.

MATERIAL UNITED STATES FEDERAL
  INCOME TAX CONSEQUENCES...........  The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable
                                      event. Accordingly, we believe that:

                                      - no gain or loss will be realized by a United States
                                      holder upon receipt of a new note;

                                      - a holder's holding period for the new notes will
                                      include the holding period of the original notes; and

                                      - the adjusted tax basis of the new notes will be the
                                      same as the adjusted tax basis of the original notes
                                        exchanged at the time of such exchange.

                                      See "Material United States Federal Income Tax
                                      Considerations."

EXCHANGE AGENT......................  U.S. Bank National Association is serving as exchange agent in connection with the Exchange Offer.
                                      Deliveries by hand, registered, certified, first class
                                      or overnight mail should be addressed to U.S. Bank
                                      National Association, 180 East 5th Street,
                                      4th Floor, St. Paul, MN 55101, Attention: Specialized
                                      Finance Department, Reference: Beazer Homes USA, Inc.
                                      Exchange. For information with respect to the Exchange
                                      Offer, contact the Exchange Agent at telephone number
                                      (800) 934-6802 or facsimile number (651) 244-1537.

USE OF PROCEEDS.....................  We will not receive any proceeds from the exchange offer. See "Use of Proceeds."

                         SUMMARY OF TERMS OF NEW NOTES

    The exchange offer constitutes an offer to exchange up to $350.0 million aggregate principal amount of the new notes for up to an equal aggregate principal amount of the original notes. The new notes will be obligations of Beazer evidencing the same indebtedness as the original notes, and will be entitled to the benefit of the same indenture and supplemental indenture. The form and terms of the new notes are substantially the same as the form and terms of the original notes except that the new notes have been registered under the Securities Act. See "Description of Notes."

                         COMPARISON WITH ORIGINAL NOTES

FREELY TRANSFERABLE.................  The new notes will be freely transferable under the
                                      Securities Act by holders who are not restricted
                                      holders. Restricted holders are restricted from
                                      transferring the new notes without compliance with the
                                      registration and prospectus delivery requirements of
                                      the Securities Act. The new notes will be identical in
                                      all material respects (including interest rate,
                                      maturity and restrictive covenants) to the original
                                      notes, with the exception that the new notes will be
                                      registered under the Securities Act. See "The Exchange
                                      Offer--Terms of the Exchange Offer."

REGISTRATION RIGHTS.................  The holders of the original notes currently are entitled to certain registration rights pursuant to
                                      the Registration Rights Agreement, dated as of April
                                      17, 2002, by and among Beazer, the subsidiary
                                      guarantors named therein and the initial purchasers
                                      named therein, including the right to cause Beazer to
                                      register the original notes under the Securities Act
                                      if the Exchange Offer is not consummated prior to the
                                      exchange offer termination date. However, pursuant to
                                      the registration rights agreement, such registration
                                      rights will expire upon consummation of the exchange
                                      offer. Accordingly, holders of original notes who do
                                      not exchange their original notes for new notes in the
                                      exchange offer will not be able to reoffer, resell or
                                      otherwise dispose of their original notes unless such
                                      original notes are subsequently registered under the
                                      Securities Act or unless an exemption from the
                                      registration requirements of the Securities Act is
                                      available.

                               TERMS OF NEW NOTES

ISSUER..............................  Beazer Homes USA, Inc.

MATURITY DATE.......................  April 15, 2012.

NOTES OFFERED.......................  $350,000,000 aggregate principal amount of 8 3/8%
                                      senior notes due April 15, 2012.

                                      The form and terms of the new notes will be the same
                                      as the form and terms of the outstanding notes except
                                      that:

                                      - the new notes will bear a different CUSIP number
                                      from the original notes;

                                      - the new notes have been registered under the
                                      Securities Act and, therefore, will not bear legends
                                        restricting their transfer; and

                                      - you will not be entitled to any exchange or
                                      registration rights with respect to the new notes.

                                      The new notes will evidence the same debt as the
                                      original notes. They will be entitled to the benefits
                                      of the indenture and the supplemental indenture
                                      governing the original notes and will be treated under
                                      the indenture and the supplemental indenture as a
                                      single class with the original notes. We refer to the
                                      new notes and the original notes collectively as the
                                      notes in this prospectus.

INTEREST............................  The new notes will bear interest at the rate of 8 3/8%
                                      per annum from April 17, 2002. Interest on the new
                                      notes will be payable semi-annually in cash on
                                      April 15 and October 15 of each year, beginning
                                      October 15, 2002.

SUBSIDIARY GUARANTEES...............  The new notes will be unconditionally guaranteed, on a senior basis, by substantially all of Beazer's
                                      existing wholly-owned direct and indirect subsidiaries
                                      and each subsidiary that in the future guarantees the
                                      supplemental indenture. The subsidiary guarantees will
                                      be joint and several, general unsecured obligations of
                                      the subsidiary guarantors.

RANKING.............................  The original notes are, and the new notes will be, general unsecured obligations of Beazer. As such, the
                                      original notes do, and the new notes will, rank
                                      equally in right of payment with all other senior
                                      unsecured indebtedness of Beazer. The original notes
                                      are, and the new notes will be, effectively
                                      subordinated to all of our and our subsidiary
                                      guarantors' secured debt to the extent of the value of
                                      the assets securing the debt. See "Risk Factors" and
                                      "Description of Notes--General."

OPTIONAL REDEMPTION.................  Beazer may redeem all or part of the new notes at its option at any time on or after April 15, 2007, at the
                                      redemption prices set forth herein, together with
                                      accrued and unpaid interest to the date of redemption.
                                      In addition, on or prior to April 15, 2005, in the
                                      event of one or more equity offerings, Beazer may, at
                                      its option, redeem up to 35% of the principal amount
                                      of the new notes originally issued from the net
                                      proceeds thereof at a redemption price equal to
                                      108.375% of the principal amount thereof, together
                                      with accrued and unpaid interest to the date of
                                      redemption. See "Description of Notes--Optional
                                      Redemption."

CHANGE OF CONTROL...................  Upon a change of control, each holder of the new notes will have the right to require Beazer to repurchase
                                      all or a portion of such holder's new notes at a price
                                      of 101% of the principal amount thereof, plus accrued
                                      interest to the repurchase date. See "Description of
                                      Notes--Certain Covenants."

CERTAIN COVENANTS...................  The indenture and the supplemental indenture contain certain covenants that, among other things, limit the
                                      ability of Beazer and its subsidiaries to incur
                                      additional indebtedness, pay dividends or make other
                                      distributions, make investments, dispose of assets,
                                      create certain liens, enter into certain transactions
                                      with affiliates, or enter into certain mergers or
                                      consolidations or sell all or substantially all of the
                                      company's assets. See "Description of Notes--Certain
                                      Covenants."

    For additional information regarding the notes, see the "Description of Notes" section of this prospectus.

                                  RISK FACTORS

    You should carefully consider the information under "Risk Factors" beginning on page 13 of this prospectus and all other information included in this prospectus prior to making a decision to exchange original notes for new notes.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    Our summary historical consolidated financial data set forth below as of and for each of the three years ended September 30, 1999, 2000 and 2001 are derived from our audited consolidated financial statements. Our summary historical consolidated financial data set forth below as of and for the six months ended March 31, 2001 and 2002 are derived from our unaudited consolidated financial statements. These historical results are not necessarily indicative of the results to be expected in the future. You should also read our historical financial statements and related notes in our Annual Report on Form 10-K for the year ended September 30, 2001 and our quarterly report on Form 10-Q for the six months ended March 31, 2002, as well as the section of our Annual Report on Form 10-K incorporated herein by reference entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Beazer." Additionally, you should read the sections of this prospectus entitled "Crossmann Selected Historical Consolidated Financial Data," as well as the sections entitled "Unaudited Pro Forma Combined Condensed Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Crossmann" in Crossmann's Annual Report on Form 10-K for the year ended December 31, 2001.

                                     FISCAL YEAR ENDED SEPTEMBER 30,          SIX MONTHS ENDED MARCH 31,
                              ---------------------------------------------   ---------------------------
                                  1999            2000            2001            2001           2002
                              -------------   -------------   -------------   ------------   ------------
                                                           ($ IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
  Total revenue.............  $   1,394,074   $   1,527,865   $   1,805,177     $739,347      $  993,029
  Operating income..........         61,800          75,623         122,229       52,066          75,353
  Net income................         36,934          43,606          74,876(1)     31,839         47,327
OPERATING DATA:
  Number of new orders, net
    of cancellations(2).....          7,535           8,228          10,039        4,826           5,652
  Backlog at end of
    period(3)...............          2,558           2,929           3,977        4,039           4,825
  Number of closings(4).....          7,589           7,857           9,059        3,716           4,804
  Average sales price per
    home closed.............  $         181.4 $         190.7 $         195.3   $    193.8    $      203.4
BALANCE SHEET DATA (END OF
  PERIOD):
  Inventory.................  $     532,559   $     629,663   $     844,737     $719,254      $  923,831
  Total assets..............        594,568         696,228         995,289      786,832       1,018,456
  Total debt................        211,836         252,349         395,238      342,121         395,522
  Stockholders' equity......        234,662         270,538         351,195      302,589         400,765
SUPPLEMENTAL FINANCIAL DATA:
  Cash provided by (used
    in):
    Operating activities....  $      34,080   $     (18,726)  $     (29,415)    $(83,468)     $  (37,374)
    Investing activities....        (98,004)        (11,805)        (72,835)      (2,842)         (4,689)
    Financing activities....         (3,684)         30,531         143,928       86,310             385
  EBIT(5)...................         86,013          99,189         157,185       66,259          93,523
  EBITDA(5).................         91,521         106,041         166,438       70,387          97,360
  Interest incurred(6)......         26,874          30,897          35,825       16,272          17,789
  EBIT/Interest incurred....           3.20x           3.21x           4.39x        4.07x           5.26x
  EBITDA/Interest incurred..           3.41x           3.43x           4.65x        4.33x           5.47x
  Ratio of earnings to fixed
    charges(7)..............           3.06x           3.08x           4.16x        3.89x           4.96x

--------------------------

(1) Fiscal 2001 results include the effect of a $0.7 million extraordinary loss (net of taxes) on the early extinguishment of debt. Excluding this extraordinary loss, net income for fiscal 2001 is $75.6 million.

(2) New orders do not include homes in backlog from acquired operations.

(3) A home is included in "backlog" after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closing of pending sales contracts are subject to contingencies, no assurances can be given that homes in backlog will result in closings.

(4) A home is included in "closings" when title is transferred to the buyer. Sales and cost of sales for a house are recognized at the date of closing.

(5) EBIT and EBITDA: EBIT (earnings before interest and taxes) equals net income before (a) previously capitalized interest amortized to costs and expenses;
    (b) income taxes; and (c) extraordinary item. EBITDA (earnings before interest, taxes, depreciation and amortization) is calculated by adding depreciation and amortization for the period to EBIT. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies. EBIT and EBITDA are not intended to represent cash flows for the period nor have they been presented as an alternative to net income as an indicator of operating performance, and they should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America.

(6) "Interest incurred" is calculated in accordance with the definition of the term "Interest Incurred" in the indenture governing the notes offered hereby and set forth herein under "Description of Notes--Certain Definitions."

(7) Computed by dividing earnings by fixed charges. "Earnings" consist of
    (i) income from operations before income taxes, (ii) amortization of previously capitalized interest and (iii) fixed charges, exclusive of capitalized interest cost. "Fixed charges" consist of (i) interest incurred,
    (ii) amortization of deferred loan costs and (iii) that portion of operating lease rental expense (33%) deemed to be representative of interest.

     SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    The following summary selected unaudited pro forma combined condensed financial data are presented to reflect our acquisition of Crossmann and our offering of the original notes as if such transactions occurred on October 1, 2000 for income statement and operating data purposes, and on March 31, 2002 for balance sheet data purposes. This pro forma combined information is derived from our historical financial statements and the historical financial statements of Crossmann. The companies may have performed differently if they had actually been combined during the periods presented. You should not rely on the pro forma information as being indicative of the combined results that we would have experienced during the periods presented or of the results that we will experience following the merger. For further detail, you should read the section entitled "Unaudited Pro Forma Combined Condensed Financial Information" beginning on page 37. You should also read the audited and unaudited consolidated financial statements and related notes contained in our and Crossmann's Annual Reports on Form 10-K and our quarterly reports on Form 10-Q, which are incorporated by reference into this prospectus, including the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Beazer," "Crossmann Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Crossmann."

    The total purchase price for Crossmann's common stock was $511.4 million, which included the value of the cash and equity consideration paid by us and estimated merger costs. The purchase price included $17.60 in cash per Crossmann share outstanding as of March 31, 2002, and 0.3544 of a share of Beazer common stock for each share of Crossmann common stock outstanding as of March 31, 2002. This calculation, which was made in accordance with the provisions of the merger agreement, includes the final exchange ratio of 0.3544, which was determined by using the average closing price of our common stock, as reported on the New York Stock Exchange, for the 15 consecutive trading days ending on, and including, the third trading day prior to the Crossmann shareholder meeting. Beazer common stock is valued for accounting purposes at $80 per share, the average market price of Beazer's common stock a few days before and after the date of finalization of the exchange ratio. The aggregate consideration paid in the merger consisted of approximately $191.3 million in cash and approximately
3.9 million shares of our common stock (valued at $308.1 million). We also repaid Crossmann's net debt (total debt less cash on hand) which totaled
$110 million. Under accounting principles generally accepted in the United States of America, the merger will be accounted for under the purchase method. Accordingly, the purchase price was allocated to the Crossmann tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the excess to be allocated to goodwill. The valuations and other studies required to determine the fair value of the Crossmann assets acquired and liabilities assumed are currently being performed. As a result, the related adjustments reflected in the unaudited pro forma combined financial data are preliminary and subject to further revisions and estimates.

    On August 1, 2001, we acquired the residential homebuilding operations of Sanford Homes of Colorado LLLP, or SHOC, and April Corporation, or April. The assets, liabilities and operating results of SHOC and April have been included in our historical financial statements since the acquisition date. The accompanying pro forma combined statement of operations data for the year ended September 30, 2001 also assumes that the acquisitions of SHOC and April had been completed on October 1, 2000.

                                                           SIX-MONTHS ENDED          YEAR ENDED
                                                            MARCH 31, 2002       SEPTEMBER 30, 2001
                                                          -------------------   ---------------------
                                                          ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
  Revenues..............................................      $1,398,717             $2,708,587
  Net income before extraordinary item per share:
    Basic...............................................      $     5.40             $    10.51
    Diluted.............................................      $     5.01             $     9.69
  Weighted average number of shares outstanding:
    Basic...............................................          12,316                 11,997
    Diluted.............................................          13,271                 13,008
PRO FORMA COMBINED SELECTED OPERATING DATA:
  Number of homes closed................................           7,784                 14,983
  New sales orders, net(1)..............................           7,998                 15,936

                                                                       AS OF MARCH 31, 2002
                                                             -----------------------------------------
                                                             ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
PRO FORMA COMBINED BALANCE SHEET DATA:
  Inventory................................................                 $1,254,720
  Total assets.............................................                  1,701,047
  Total debt...............................................                    738,522
  Stockholders' equity.....................................                    708,901
  Book value per share(2)..................................                 $    53.42

------------------------

(1) Represents pro forma combined homes placed under contract during the period, net of cancellations.

(2) Pro forma combined book value per share is computed by dividing pro forma stockholders' equity at period end by the pro forma diluted weighted average shares outstanding for the six month period.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BELOW, AS WELL AS THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS PRIOR TO MAKING A DECISION TO EXCHANGE YOUR ORIGINAL NOTES FOR NEW NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT WE CURRENTLY BELIEVE TO BE LESS SIGNIFICANT MAY ALSO ADVERSELY AFFECT US.

RISKS FACTORS RELATING TO OUR BUSINESS

    IF WE DO NOT SUCCESSFULLY INTEGRATE CROSSMANN'S OPERATIONS, WE MAY NOT REALIZE THE BENEFITS WE EXPECTED FROM THE MERGER.

    The integration of Crossmann's operations into our operations involves a number of risks. The combination of the two companies requires, among other things, coordination of management, administrative and other functions. The integration process could also disrupt the activities of our respective businesses. If we are not able to effectively integrate our operations and personnel with Crossmann's in a timely and efficient manner, we may not realize the benefits expected from the merger. In addition, if the integration is not successful:

    - our costs may be higher relative to our revenue than they were before the merger;

    - key personnel may be lost;

    - we may not be able to retain or expand our market position in Crossmann's markets; or

    - the market price of our securities may decline.

    The operations of Crossmann represent approximately 30% of the operations of the combined company based on revenue, and a failure to integrate the operations successfully could have a material adverse effect on the combined company.

    THE HOMEBUILDING INDUSTRY IS CYCLICAL AND IS SIGNIFICANTLY AFFECTED BY MACRO-ECONOMIC AND OTHER FACTORS OUTSIDE OF OUR CONTROL SUCH AS CONSUMER CONFIDENCE, INTEREST RATES AND EMPLOYMENT LEVELS.

    Because of the long-term financial commitment involved in purchasing a home, general economic uncertainties tend to result in more caution on the part of homebuyers and consequently fewer home purchases. While we believe the overall demand for new housing over time should remain stable, these uncertainties could periodically have an adverse effect on our operating performance and the market price of our securities.

    In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilder. These conditions include:

    - conditions of supply and demand in local markets;

    - weather conditions and natural disasters, such as hurricanes, earthquakes and wildfires;

    - delays in construction schedules;

    - cost overruns on land development and home construction;

    - changes in government regulations;

    - increases in real estate taxes and other local government fees;

    - changes in employment levels;

    - changes in consumer confidence and income; and

    - availability and cost of land, materials and labor.

    Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. We cannot assure you that the occurrence of any of the foregoing will not have a material adverse effect on us.

    OUR QUARTERLY RESULTS MAY FLUCTUATE, WHICH COULD CAUSE THE MARKET PRICE OF OUR SECURITIES TO FALL.

    While we have reported positive annual net income for each of the past five fiscal years, our quarterly results of operations have varied significantly and may continue to do so in the future as a result of a variety of both national and local factors, many of which are outside of our control. These factors include:

    - the timing of home closings and land sales;

    - our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

    - land development and construction delays;

    - seasonal home buying patterns;

    - delays in the opening of new active subdivisions by us or our competitors, or market acceptance of the products and services provided in those communities;

    - changes in our pricing policies or those of our competitors; and

    - other changes in operating expenses, personnel and general economic conditions.

    As a result, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the price of our notes may fluctuate.

    WE ARE DEPENDENT ON THE AVAILABILITY OF MORTGAGE FINANCING FOR OUR
CUSTOMERS.

    Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates would affect the ability of prospective first time and move-up homebuyers to obtain financing for our homes, as well as affect the ability of prospective move-up homebuyers to sell their current homes.

    THE HOMEBUILDING INDUSTRY IS HIGHLY COMPETITIVE AND FRAGMENTED.

    The competition in the homebuilding industry is intense. Some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. We cannot assure you that we will be able to compete successfully in our markets against these competitors.

    THE BARRIERS TO ENTRY INTO OUR BUSINESS ARE CURRENTLY LOW.

    There are relatively low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our markets. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets.

    THE NEED FOR ADDITIONAL FINANCING COULD IMPAIR OUR BUSINESS AND RESULTS OF OPERATIONS.

    The homebuilding industry is capital intensive and homebuilding requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. Although we believe that internally generated funds and available borrowings under our revolving credit facility will be sufficient to fund our capital and other expenditures (including land purchases in connection with ordinary development activities), we cannot assure you that the amounts available from such sources will be sufficient. We may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which we may incur are limited by the terms of the indentures governing the notes, our 8 7/8% Senior Notes due 2008 and our 8 5/8% Senior Notes due 2011 and by the terms of our revolving credit facility and our term loan. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, new projects planned or begun may be significantly delayed or abandoned. Any such delay or abandonment could result in a reduction in sales and may adversely affect our future results of operations.

    OUR LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR DEBT SECURITIES, INCLUDING THE NOTES.

    We currently have, after the issuance of the notes, a substantial amount of debt. As of March 31, 2002, after giving effect to the acquisition of Crossmann, the issuance of the original notes and application of the proceeds of such original notes on that date, we had approximately $738.5 million of indebtedness outstanding. In addition, subject to restrictions in the indentures governing the notes, our 8 7/8% Senior Notes due 2008 and 8 5/8% Senior Notes due 2011 and in our revolving credit facility and term loan, we may incur additional indebtedness. In particular, as of March 31, 2002, after the acquisition of Crossmann, the issuance of the original notes and application of the proceeds of such original notes on that date, we have substantial additional borrowing capacity under our $250 million revolving credit facility. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our ability to make payments of principal or interest on, or to refinance our indebtedness, including the notes, will depend on:

    - our future operating performance; and

    - our ability to enter into additional debt and/or equity financings.

    Both of these factors are subject, to a certain extent, to economic, financial, competitive and other factors beyond our control. If we are unable to generate sufficient cash flow in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. We cannot assure you that any such refinancing would be possible or that any additional financing could be obtained. Our inability to obtain additional financing could have a material adverse effect on us. Our substantial indebtedness could have important consequences to the holders of the notes, including:

    - we may be unable to satisfy our obligations under the existing or new debt agreements;

    - we may be more vulnerable to adverse general economic and industry conditions;

    - we may find it more difficult to fund future working capital, land purchases, acquisitions, general corporate purposes or other purposes;

    - we will have to dedicate a substantial portion of our cash resources to the payments on our indebtedness, thereby reducing the funds available for operations and future business opportunities;

    - we may be limited in our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - we may be exposed to fluctuations in the interest rate environment, because our credit facility is at a variable rate of interest which we may not be able to control through hedge arrangements; and

    - we may be placed at a disadvantage compared to our competitors who have less debt.

    FAILURE TO IMPLEMENT OUR BUSINESS STRATEGY COULD ADVERSELY AFFECT OUR OPERATIONS.

    Our financial position and results of operations depend on our ability to execute our business strategy. Our ability to execute our business strategy depends on our ability:

    - to continue to improve profitability;

    - to identify and acquire attractive parcels of land on which to build homes;

    - to expand our market share in regions where we are not currently a top five builder;

    - to identify, acquire and successfully integrate new business acquisitions; and

    - to attract and retain skilled employees.

    Our failure or inability to execute our business strategy could materially adversely affect our financial position, liquidity and results of operations.

    OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF FUTURE, MORE ONEROUS GOVERNMENT REGULATIONS WERE ENACTED.

    Our competitors and we are subject to local, state and federal statutes and rules regulating, among other things:

    - certain developmental matters;

    - building and site design;

    - matters concerning the protection of health and the environment; and

    - mortgage origination procedures.

    These regulations vary greatly by community and consist of items such as:

    - impact fees, some of which may be substantial, which may be imposed to defray the cost of providing certain governmental services and improvements;

    - "no growth" or "slow growth" initiatives, which may be adopted in communities which have developed rapidly;

    - building permit allocation ordinances;

    - building moratoriums; or

    - similar government regulations that could be imposed in the future.

    Changes in existing laws or regulations, or in their interpretation, or the adoption of any additional laws or regulations, could have a material adverse effect on our business.

    WE ARE SUBJECT TO ENVIRONMENTAL REGULATIONS.

    We are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause us to incur substantial compliance and other costs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. In addition, environmental regulations can have an adverse impact on the availability and price of certain raw materials such as

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lumber. Our projects in California are especially susceptible to restrictive government regulations and environmental laws.

    IF WE ARE UNABLE TO RETAIN SKILLED PERSONNEL, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

    Our future success depends upon our ability to attract, train, assimilate and retain skilled personnel and subcontractors. Competition for qualified personnel and subcontractors in all of our operating markets is intense. A significant increase in the number of our active communities would necessitate the hiring of a significant number of additional construction managers and subcontractors, each of which is in short supply in our markets. We cannot assure you that we will be able to retain our key employees or that we can attract, train, assimilate or retain other skilled personnel in the future.

    THE OCCURRENCE OF NATURAL DISASTERS AND THE AVAILABILITY OF HOMEOWNERS' INSURANCE COULD ADVERSELY IMPACT OUR BUSINESS.

    The climates and geology of many of the states in which we operate, including California, Florida, Georgia, South Carolina, North Carolina, Tennessee, Kentucky and Texas, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and our business in particular, in such states may be adversely affected.

    WE ACQUIRE LAND THROUGH THE USE OF OPTION CONTRACTS WITH SPECIFIC PERFORMANCE OBLIGATIONS.

    We acquire certain lots by means of option contracts, some of which have specific performance obligations. Under such contracts, we generally are required to purchase specific numbers of lots on fixed dates pursuant to a contractually established schedule. If we fail to purchase the required number of lots on the date fixed for purchase pursuant to such contracts, the party granting the option to us generally has the right either to terminate the option granted pursuant to the option contract in its entirety or to require us to purchase such lots, notwithstanding a general decline in real estate values.

RISKS FACTORS RELATING TO THE NOTES, THE OFFERING AND THE EXCHANGE

    SERVICING OUR DEBT WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, AND OUR ABILITY TO GENERATE SUFFICIENT CASH DEPENDS ON NUMEROUS FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL.

    Our ability to pay our expenses and to pay principal and interest on the notes and our other debt depends on our ability to generate positive cash flow in the future. Our ability to meet our expenses thus depends in part on the future performance of our operating subsidiaries, which are subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our operations will generate cash flow from operations in an amount sufficient to enable us to pay principal and interest on our debt (including the notes) or to fund other liquidity needs.

    If we do not have sufficient cash flow from operations, we may be required to incur additional indebtedness, refinance all or part of our existing debt (including the notes) or sell assets. Our ability to borrow funds under our credit facility in the future will depend on our meeting the financial covenants in such credit facility, and we cannot guarantee that sufficient borrowings will be available to us. If we are required to refinance our existing debt or sell some of our assets, we cannot guarantee that we will be able to do so on terms acceptable to us or at all. In addition, the terms of existing or future debt agreements, including our credit facility, term loan and the indentures governing our outstanding notes, may restrict us from effecting any of these alternatives. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could significantly adversely affect our financial condition, the value of the notes and our ability to pay the principal of and interest on the notes.

    WE DEPEND UPON DIVIDENDS FROM OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS.

    We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations depends upon our receipt of dividends from our subsidiaries. Subject to the restrictions contained in the indenture governing the notes and our other outstanding debt, future borrowings by our subsidiaries could contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See "Description of Notes--Certain Covenants." In addition, under applicable law, our subsidiaries could be limited in the amounts that they are permitted to pay us as dividends on their capital stock.

    OUR INDENTURES AND OUR OTHER DEBT INSTRUMENTS IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS WHICH MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS.

    The indentures for the notes and our other outstanding notes and our other debt instruments impose significant operating and financial restrictions on us. These restrictions will limit our ability to, among other things:

    - borrow money;

    - pay dividends or make distributions on, or purchase or redeem, stock;

    - make investments and extend credit;

    - engage in transactions with our affiliates;

    - consummate certain asset sales;

    - consolidate or merge with another entity or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and

    - create liens on our assets.

We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities.

    In addition, such indentures and our other debt instruments require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives in order to avoid an event of default. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that any failure to meet those tests will be waived. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, some or all of our outstanding debt, together with accrued interest and other fees, could be declared immediately due and payable.

    THE GUARANTEES MAY BE VOIDED UNDER SPECIFIC LEGAL CIRCUMSTANCES.

    The notes will be guaranteed by all of our existing and future significant subsidiaries designated as restricted subsidiaries under the indenture. The guarantee may be subject to review and possible avoidance under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance and fraudulent transfer laws if a bankruptcy or reorganization case is commenced by or against one of our subsidiary guarantors or a lawsuit is commenced or a judgment is obtained by an unpaid creditor of one of our subsidiary guarantors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time any subsidiary guarantor issued a guarantee of the notes, the subsidiary guarantor:

    - incurred the guarantee of the notes with the intent of hindering, delaying or defrauding current or future creditors;

    - was a defendant in an action for money damages or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied;

    - received less than reasonably equivalent value or fair consideration for incurring the guarantee of the notes, and such subsidiary guarantor:

       - was insolvent or was rendered insolvent by reason of issuing the guarantee;

       - was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

       - intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured;

(as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), then such court could void the guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor's presently existing or future debt or take other actions detrimental to you.

    The measure of insolvency for purposes of these considerations will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

    - the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

    - the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

    If the guarantees of the notes were challenged, we cannot be sure as to the standard that a court would use to determine whether any of our subsidiary guarantors was solvent at the relevant time. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. If a subsidiary guarantor were found to be insolvent, a court could void the obligations under the guarantee, subordinate the guarantee to the applicable subsidiary guarantor's other debt or take other action detrimental to holders of the notes. If a guarantee is voided as a fraudulent conveyance or fraudulent transfer or found to be unenforceable for any other reason, you will not have a claim against that guarantor and will only be a creditor of ours or any subsidiary guarantor whose obligation was not set aside or found to be unenforceable.

    IN THE EVENT WE AND/OR ONE OR MORE OF OUR SUBSIDIARIES WERE TO BECOME THE SUBJECTS OF BANKRUPTCY CASES, THE COURT, UNDER APPROPRIATE CIRCUMSTANCES, MIGHT ORDER THE SUBSTANTIVE CONSOLIDATION OF OUR ASSETS AND LIABILITIES WITH THOSE OF OUR SUBSIDIARIES.

    Substantive consolidation is a concept founded in the equitable powers of a bankruptcy court and results in the consolidation of the assets and liabilities of two entities and the payment of creditors as if they were all creditors of a single economic unit. In general, substantive consolidation is imposed where creditors of one entity justifiably relied upon the credit or financial condition of other separate business entities as if they were one. Despite the fact that we maintain our separateness from that of our subsidiaries and do not hold ourselves out to be one and the same entity, the issuance of the guarantees by certain of our subsidiaries, and the existence of numerous intercompany agreements, might be seized upon by a bankruptcy court as a basis for imposing a substantive consolidation of our assets and liabilities with those of one or more of our subsidiaries in the event we and/or one or more of our subsidiaries were to become the subjects of bankruptcy cases under the United States Bankruptcy Code. If such a result were to occur, our assets would be made available to satisfy not only the claims of our own creditors but the claims of the creditors of our subsidiaries, thereby diluting the potential recovery by our own creditors.

    THE NOTES ARE UNSECURED AND EFFECTIVELY SUBORDINATED TO ANY SECURED INDEBTEDNESS THAT WE OR THE SUBSIDIARY GUARANTORS MAY INCUR.

    The notes will not be secured. While we and the subsidiary guarantors currently do not have any material secured debt, under the terms of the indenture governing the notes, we and the subsidiary guarantors may be able to incur significant additional secured indebtedness without equally and ratably securing the notes. If we become insolvent or are liquidated, or if payment under any of our secured debt obligations is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on their collateral before the holders of the notes. As a result, the notes will be effectively subordinated to any secured indebtedness we may incur in the future to the extent of the value of the assets securing that indebtedness, and the holders of the notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. In addition, guarantees of the subsidiary guarantors will also be unsecured. Any secured indebtedness that these subsidiaries may incur will be effectively senior to such guarantee obligations.

    THERE IS NO ESTABLISHED TRADING MARKET FOR THE NEW NOTES, WHICH MEANS THERE ARE UNCERTAINTIES REGARDING THE ABILITY OF A HOLDER TO DISPOSE OF THE NEW NOTES AND THE POTENTIAL SALE PRICE.

    The notes constitute a new issue of securities and there is no established trading market for the new notes. Even if this prospectus becomes effective, which will generally allow resales of the new notes, the new notes will constitute a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers have advised us that they intend to make a market in the notes, but they are not obligated to do so. Each initial purchaser may discontinue any market making in the notes at any time, in its sole discretion. As a result, we are unable to assure you as to the liquidity of any trading market for the notes.

    We also cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes or, in the case of any holders of notes that do not exchange them, the trading market for the notes following the offer to exchange the original notes for the new notes. Future trading prices of the notes will depend on many factors, including:

    - our operating performance and financial condition;

    - our ability to complete the offer to exchange the original notes for the new notes;

    - the interest of securities dealers in making a market; and

    - the market for similar securities.

    Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes and, if issued, the new notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

    WE MAY NOT BE ABLE TO SATISFY OUR OBLIGATIONS TO HOLDERS OF THE NOTES UPON A CHANGE OF CONTROL.

    Upon the occurrence of a "change of control," as defined in the indenture related to the notes, each holder of notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest as of the date of repurchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our credit facility and term loan. In addition, the indentures governing our 8 7/8% Senior Notes due 2008 and our 8 5/8% Senior Notes due 2011 also require us to purchase such notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest upon the occurrence of a change of control. Furthermore, a change of control may constitute an event of default under our credit facility and term loan. A default under our credit facility and term loan would result in an event of default under the indenture if the lenders were to accelerate the debt under our credit facility and term loan.

    If a change of control occurs, we may not have enough assets to satisfy all obligations under the indenture related to the notes and our other debt instruments. The source of funds for any purchase of notes pursuant to a change of control will be our available cash or cash generated from our operations or other sources, including borrowings, sales of assets or sales of equity. If we did not have sufficient cash on hand, we could seek to refinance the indebtedness under our credit facility, term loan and the notes or obtain a waiver from the lenders or the holders of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. In addition, the terms of our credit facility and term loan limit our ability to purchase the notes in those circumstances and any of our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change in control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facility and term loan will not allow such repurchase.

    IF YOU FAIL TO EXCHANGE YOUR ORIGINAL NOTES YOU WILL REMAIN SUBJECT TO THE RESTRICTIONS ON TRANSFER DESCRIBED IN THE LEGEND ON YOUR ORIGINAL NOTES.

    If you do not exchange your original notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from those requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See "The Exchange Offer--Consequences of Failure to Exchange."

    BROKER-DEALERS OR NOTEHOLDERS MAY BECOME SUBJECT TO THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

    Any broker-dealer that:

    - exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the new notes, or

    - resells new notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

    In addition to broker-dealers, any noteholder that exchanges its original certificates in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder. See "Plan of Distribution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    On one or more occasions, we may make statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, the statements under "Summary" and "Risk Factors" and located elsewhere in this prospectus or incorporated by reference herein relating to expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934.

    Words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue" or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved.

    In addition to other factors and matters discussed elsewhere in our quarterly, annual and current reports that we and Crossmann file with the SEC, and which are incorporated by reference into this prospectus, some important factors that could cause actual results or outcomes for us to differ materially from those discussed in forward-looking statements include:

    - economic changes nationally or in our local markets;

    - volatility of mortgage interest rates and inflation;

    - increased competition;

    - shortages of skilled labor or raw materials used in the production of houses;

    - increased prices for labor, land and raw materials used in the production of houses;

    - increased land development costs on projects under development;

    - availability and cost of general liability and other types of insurance to manage risks;

    - any delays in reacting to changing consumer preference in home design;

    - terrorist acts and other acts of war;

    - changes in consumer confidence;

    - difficulty of integrating our and Crossmann's operations;

    - delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

    - delays in land development or home construction resulting from adverse weather conditions;

    - potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations or governmental policies; or

    - other factors over which we have little or no control.

    Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

    PURPOSE OF THE EXCHANGE OFFER

    We sold the original notes on April 17, 2002, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act.

    In connection with the sale of original notes to the initial purchasers pursuant to the purchase agreement, dated April 11, 2002, among us and the initial purchasers named therein, the holders of the original notes became entitled to the benefits of a registration rights agreement dated April 17, 2002, among us, the guarantors named therein and the initial purchasers.

    The registration rights agreement provides that:

    - Beazer will file an exchange offer registration statement with the SEC on or prior to 90 days after April 17, 2002,

    - Beazer will use its reasonable best efforts to cause the exchange offer registration statement to be declared effective by the SEC within 150 days after April 17, 2002,

    - unless the exchange offer would not be permitted by applicable law or SEC policy, Beazer will use its reasonable best efforts to, on or prior to 180 days after April 17, 2002, complete the exchange of the new notes for all original notes tendered prior thereto in the exchange offer, and

    - if obligated to file the shelf registration statement, Beazer will use its reasonable best efforts to file the shelf registration statement with the SEC as promptly as practicable but in no event more than 45 days after such filing obligation arises and to thereafter cause the shelf registration statement to be declared effective by the SEC as promptly as practicable thereafter. Beazer will be permitted to suspend use of the prospectus that is part of the shelf registration statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the SEC and similar events.

The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

    Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

    Based on no-action letters issued by the staff of the SEC to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the new notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" for additional information.

    We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuer and delivering new notes to such holders.

    If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "--Conditions" without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly as practicable after the expiration date.

    Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "--Fees and Expenses."

    SHELF REGISTRATION STATEMENT

    Pursuant to the registration rights agreement, if

    - Beazer is not permitted to file the exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy,

    - the exchange offer is not consummated within 180 days after April 17, 2002,

    - any holder (other than an initial purchaser) is prohibited by law or the applicable interpretations of the SEC from participating in the exchange offer,

    - in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours),

    - the initial purchaser so requests with respect to original notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution, or

    - any holder of the new notes so requests, then

Beazer will file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

    Beazer will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC. For purposes of the foregoing, "Transfer Restricted Securities" means each original note, including notes acquired in a private exchange, until the earlier to occur of:

    - the date on which such original note has been exchanged by a person other than a broker-dealer for a freely tradable new note in the exchange offer,

    - following the exchange by a broker-dealer in the exchange offer of an original note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement,

    - the date on which such original note, including a note acquired in a private exchange, has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement, or

    - the date on which such original note, including a note acquired in a private exchange, is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

    A holder that sells original notes pursuant to the shelf registration statement generally must be named as a selling securityholder in the related prospectus and must deliver a prospectus to purchasers, because a seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the registration rights agreement, including indemnification obligations. In addition, each holder of original notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

    ADDITIONAL INTEREST IN CERTAIN CIRCUMSTANCES

    If any of the following, each a "registration default," occurs:

    - the exchange offer registration statement is not filed with the SEC on or before the 90th calendar day following April 17, 2002 or, if that day is not a business day, then the next day that is a business day;

    - the exchange offer registration statement is not declared effective on or before the 150th calendar day following April 17, 2002 or, if that day is not a business day, then the next day that is a business day;

    - the exchange offer is not completed on or before the 180th calendar day following April 17, 2002 or, if that day is not a business day, then the next day that is a business day; or

    - the shelf registration statement is required to be filed but is not filed or declared effective within the time periods required by the registration rights agreement or is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions), the interest rate borne by the notes will be increased by 0.25% per annum upon the occurrence of a registration default. This rate will continue to increase by 0.25% each 90 day period that the liquidated damages (as defined below) continue to accrue under any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one percent (1.0%) per year. We refer to this increase in the interest rate on the notes as "liquidated damages." Such interest is payable in addition to any other interest payable from time to time with respect to the original notes and the new notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.

    Under certain circumstances, we may delay the filing or the effectiveness of the exchange offer or the shelf registration and shall not be required to maintain its effectiveness or amend or supplement it for a period of up to 60 days during any 12-month period. Any delay period will not alter our obligation to pay liquidated damages with respect to a registration default.

    The sole remedy available to the holders of the original notes will be the immediate increase in the interest rate on the original notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payment dates as the original notes.

    EXPIRATION DATE; EXTENSIONS; AMENDMENT

    We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

    In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

    We reserve the right

    - to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under "--Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

    - to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes.

    Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

    Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

EXCHANGE OFFER PROCEDURES

    To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile or an agent's message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

    The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

    The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

    Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

    THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO US.

    Only a holder of original notes may tender original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

    Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the original notes are tendered:

    - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

    - for the account of an eligible guarantor institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible guarantor institution.

    If a letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

    If a letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with such letter of transmittal.

    All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of original notes without cost to such holder, unless otherwise provided in the relevant letter of transmittal, as soon as practicable following the expiration date.

    In addition, we reserve the absolute right in our sole discretion to:

    - purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under "--Conditions," to terminate the exchange offer in accordance with the terms of the registration rights agreement and

    - to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

    By tendering, each holder will represent to us that, among other things,

    - such holder or other person is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

    - the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

    - neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes in violation of the Securities Act, and

    - if such holder is not a broker-dealer, neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes.

    We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent's account with respect to the original notes in accordance with The Depository Trust Company's procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, a letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message in lieu of a letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their original notes and

    - whose original notes are not immediately available; or

    - who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or

    - who cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, may effect a tender if:

       - the tender is made by or through an "eligible guarantor institution;"

       - prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, the exchange agent receives from such "eligible guarantor institution" a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, a letter of transmittal, or facsimile thereof or agent's message in lieu of such letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

       - a properly completed and duly executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer or an agent's message in the case of delivery by book-entry transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

    - specify the name of the depositor, who is the person having deposited the original notes to be withdrawn,

    - identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited,

    - be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender and

    - specify the name in which any such original notes are to be registered, if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "Exchange Offer Procedures" at any time prior to the expiration date.

CONDITIONS

    Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.

    If we determine in our reasonable discretion that the foregoing condition exists, we may

    - refuse to accept any original notes and return all tendered original notes to the tendering holders,

    - extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes, or

    - waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

EXCHANGE AGENT

    U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to U.S. Bank National Association addressed as follows:

                  BY MAIL, OVERNIGHT COURIER OR HAND DELIVERY:

                         U.S. Bank National Association
                              180 East 5th Street
                                   4th Floor
                               St. Paul, MN 55101
                   Attention: Specialized Finance Department
                   Reference: Beazer Homes USA, Inc. Exchange

                                 BY FACSIMILE:

                                 (651) 244-1537
                   Attention: Specialized Finance Department
                   Reference: Beazer Homes USA, Inc. Exchange

                  TO CONFIRM BY TELEPHONE OR FOR INFORMATION:

                                 (800) 934-6802
                   Reference: Beazer Homes USA, Inc. Exchange

    U.S. Bank National Association is the trustee under the indenture governing the original notes and the new notes.

FEES AND EXPENSES

    We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of U.S. Bank National Association as exchange agent, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

    The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

REGULATORY APPROVALS

    We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

OTHER

    Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy our obligations to register the outstanding notes under the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive the outstanding original notes in like principal amount, the terms of which are identical in all material respects to the terms of the new notes, except as otherwise described herein. The original notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued.

    The net proceeds from the sale of the original notes after deducting the discounts and commissions to the initial purchasers and estimated offering expenses were approximately $343.0 million. We used the net proceeds that we received from the sale of the original notes (1) to fund the cash portion of the acquisition of Crossmann of approximately $191.6 million, (2) to repay Crossmann's outstanding net indebtedness, which consisted of $50.0 million of senior notes due 2008 with an interest rate of 7 3/4% per annum, $8.3 million of senior notes due 2004 with an interest rate of 7 5/8% per annum and $67.1 million outstanding on a revolving credit facility due 2004 with a fluctuating interest rate based on prime and LIBOR, totaling approximately $125.4 million and to pay accrued and unpaid interest and associated make-whole amounts, (3) to reduce borrowings under our revolving credit facility of approximately $14.0 million and (4) to pay related fees, commissions and other expenses of approximately $12.0 million.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2002 and as adjusted to give effect to the acquisition of Crossmann, the sale of the original notes and the use of net proceeds therefrom. This table should be read in conjunction with our consolidated financial statements, including the notes thereto, incorporated herein by reference, and the section entitled "Unaudited Pro Forma Combined Condensed Financial Information" contained herein.

                                                                AS OF MARCH 31, 2002
                                                              -------------------------
                                                               ACTUAL       AS ADJUSTED
                                                              --------      -----------
                                                                  ($ IN THOUSANDS)
DEBT:
  Revolving credit facility.................................  $     --      $       --
  Term loan.................................................   100,000         100,000
  8 7/8% Senior notes due 2008 (net of discount of
    $1,331).................................................    98,669          98,669
  8 5/8% Senior notes due 2011 (net of discount of
    $3,147).................................................   196,853         196,853
  Notes from offering (net of discount of $7,000)...........        --         343,000
                                                              --------      ----------
  Total debt................................................   395,522         738,522
                                                              --------      ----------

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 5,000,000 shares
    authorized and no shares issued and outstanding.........        --              --
  Common stock, $.01 par value; 30,000,000 shares
    authorized; 12,566,435 shares issued and 8,736,359
    shares outstanding on an actual basis and 16,418,413
    shares issued and 12,588,337 shares outstanding on an as
    adjusted basis..........................................       126(1)          164
  Additional paid-in capital................................   204,552         512,650
  Retained earnings.........................................   263,297         263,297
  Treasury stock (3,830,076 shares).........................   (63,679)        (63,679)
  Unearned restricted stock.................................    (1,506)         (1,506)
  Accumulated other comprehensive loss......................    (2,025)         (2,025)
                                                              --------      ----------
  Total stockholders' equity................................   400,765         708,901
                                                              --------      ----------
  Total capitalization......................................  $796,287      $1,447,423
                                                              ========      ==========

------------------------

(1) Excludes an aggregate of 1,100,269 shares of our common stock reserved for outstanding options under our Amended and Restated 1994 Stock Incentive Plan, Amended and Restated 1999 Stock Incentive Plan and our Non-Employee Director Stock Option Plan.

             BEAZER SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    Our selected historical consolidated financial data set forth below for each of the five years ended September 30, 1997 through 2001 are derived from our audited consolidated financial statements. Our selected historical consolidated financial data set forth below for the six months ended March 31, 2001 and 2002 are derived from our unaudited consolidated financial statements. These historical results are not necessarily indicative of the results to be expected in the future. You should also read our historical consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended September 30, 2001 and our Quarterly Report on Form 10-Q for the six months ended March 31, 2002 incorporated by reference herein, as well as the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Beazer" in Beazer's Annual Report on Form 10-K incorporated by reference herein.

                                                                                                         SIX MONTHS ENDED
                                                       FISCAL YEAR ENDED SEPTEMBER 30,                       MARCH 31,
                                          ----------------------------------------------------------   ---------------------
                                            1997       1998        1999         2000         2001        2001        2002
                                          --------   --------   ----------   ----------   ----------   --------   ----------
                                                              ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Total revenue.........................  $852,110   $977,409   $1,394,074   $1,527,865   $1,805,177   $739,347   $  993,029
  Operating income......................    17,656(1)   36,916      61,800       75,623      122,229     52,066       75,353
  Net income............................    11,189(1)   23,201      36,934       43,606       74,876(2)   31,839      47,327
  Net income per common share:
    Basic...............................  $   1.18(1) $   3.27  $     4.59   $     5.28   $     9.19(2) $   3.92  $     5.59
    Diluted.............................      1.15(1)     2.66        4.15         5.05         8.18(2)     3.52        5.02
BALANCE SHEET DATA (END OF PERIOD):
  Inventory.............................  $361,945   $405,095   $  532,559   $  629,663   $  844,737   $719,254   $  923,831
  Total assets..........................   399,595    525,591      594,568      696,228      995,289    786,832    1,018,456
  Total debt............................   143,155    211,324      211,836      252,349      395,238    342,121      395,522
  Stockholders' equity..................   179,286    199,224      234,662      270,538      351,195    302,589      400,765
SUPPLEMENTAL FINANCIAL DATA:
  Cash provided by (used in):
    Operating activities................  $(20,467)  $ 27,149   $   34,080   $  (18,726)  $  (29,415)  $(83,468)  $  (37,374)
    Investing activities................    (9,445)   (23,741)     (98,004)     (11,805)     (72,835)    (2,842)      (4,689)
    Financing activities................    18,237     62,933       (3,684)      30,531      143,928     86,310          385
    EBIT(3).............................    33,051(1)   56,525      86,013       99,189      157,185     66,259       93,523
    EBITDA(3)...........................    35,272(1)   59,794      91,521      106,041      166,438     70,387       97,360
  Interest incurred.....................    16,159     21,259       26,874       30,897       35,825     16,272       17,789
  EBIT/Interest incurred................      2.05x      2.66x        3.20x        3.21x        4.39x      4.07x        5.26x
  EBITDA/Interest incurred..............      2.18x      2.81x        3.41x        3.43x        4.65x      4.33x        5.47x
  Ratio of earnings to fixed
    charges(4)..........................      2.00x      2.55x        3.06x        3.08x        4.16x      3.89x        4.96x
FINANCIAL STATISTICS:
  Total debt as a percentage of total
    debt and stockholders' equity.......      44.4%      51.5%        47.4%        48.3%        53.0%      53.1%        49.7%
  Asset turnover(5).....................      2.25x      2.11x        2.49x        2.37x        2.13x      1.99x        1.97x
  EBIT margin(5)........................       3.9%       5.8%         6.2%         6.5%         8.7%       9.0%         9.4%
  Return on average assets(5)...........       8.7%      12.2%        15.4%        15.4%        18.6%      17.9%        18.6%
  Return on average capital(5)..........      10.7%      15.3%        19.9%        20.4%        24.8%      22.7%        24.2%
  Return on average equity(5)...........       6.3%      12.3%        17.0%        17.3%        24.1%      22.2%        25.2%

------------------------------

(1) Fiscal 1997 results include the effect of a $6.3 million (pre-tax) writedown.

(2) Fiscal 2001 results include the effect of a $0.7 million extraordinary loss (net of taxes) on the early extinguishment of debt. Excluding this extraordinary loss, net income, basic net income per share and diluted net income per share for fiscal 2001 are $75.6 million, $9.28 and $8.26, respectively.

(3) EBIT and EBITDA: EBIT (earnings before interest and taxes) equals net income before (a) previously capitalized interest amortized to costs and expenses;
    (b) income taxes; and (c) extraordinary item. EBITDA (earnings before interest, taxes, depreciation and amortization) is calculated by adding depreciation and amortization for the period to EBIT. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate

    EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies. EBIT and EBITDA are not intended to represent cash flows for the period nor have they been presented as an alternative to net income as an indicator of operating performance and they should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America.

(4) Computed by dividing earnings by fixed charges. "Earnings" consist of
    (i) income from operations before income taxes; (ii) amortization of previously capitalized interest and (iii) fixed charges, exclusive of capitalized interest costs. "Fixed charges" consist of (i) interest incurred; (ii) amortization of deferred loan costs and (iii) that portion of operating lease rental expense (33%) deemed to be representative of interest.

(5) Asset turnover is equal to total revenue divided by average total assets; EBIT margin is equal to EBIT divided by total revenue; Return on average assets is equal to EBIT divided by average total assets; Return on average capital is equal to EBIT divided by average total debt plus stockholders' equity; Return on average equity is equal to net income divided by average stockholders' equity.

           CROSSMANN SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The selected historical consolidated financial data of Crossmann set forth below as of and for each of the five years ended December 31, 1997 through 2001 are derived from the audited consolidated financial statements of Crossmann. The Crossmann selected historical consolidated financial data set forth below for the three months ended March 31, 2001 and 2002 are derived from Crossmann's unaudited consolidated financial statements. The historical results presented below are not necessarily indicative of the results to be expected in the future following our merger with Crossmann. You should also read the Crossmann audited financial statements and related notes, as well as the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Crossmann" in Crossmann's Annual Report on Form 10-K for the year ended December 31, 2001, which are incorporated by reference herein.

                                                                                                           THREE MONTHS
                                                                                                               ENDED
                                                            FISCAL YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                 ----------------------------------------------------   -------------------
                                                   1997       1998       1999       2000       2001       2001       2002
                                                 --------   --------   --------   --------   --------   --------   --------
                                                                 ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Sales..........................................  $316,435   $421,926   $609,319   $621,038   $798,356   $109,770   $141,556
Net income.....................................    20,006     29,872     39,737     35,779     53,683      4,303      5,506
Net income per common share
  Basic........................................  $   2.05   $   2.63   $   3.44   $   3.33   $   5.09   $   0.41   $   0.51
  Diluted......................................      2.02       2.57       3.40       3.28       5.01       0.40       0.51
OPERATING DATA:
Number of new orders, net of cancellations.....     2,848      4,378      4,852      5,318      5,897      2,507      1,575
Number of closings(1)..........................     2,774      3,714      5,100      4,804      5,924        793      1,023
Homes in backlog at end of period(2)...........     1,080      1,744      1,496      2,010      1,983      3,724      2,535
Average home sales price.......................  $    114.1 $    113.6 $    119.5 $    129.3 $    134.8 $    138.4 $    138.4
BALANCE SHEET DATA (AT PERIOD END):
Total assets...................................  $185,276   $283,794   $339,875   $373,903   $429,618   $381,417   $423,401
Notes payable..................................    51,122    101,223    119,959    141,287    118,333    142,417    117,933
Stockholders' equity...........................   110,803    150,281    188,479    207,710    264,407    212,068    274,013

------------------------------

(1) A home is included in "closings" when title is transferred to the buyer. Sales and cost of sales for a house are recognized at the date of closing.

(2) A home is included in the "backlog" after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closings of pending sales contracts are subject to contingencies, no assurances can be given that homes in backlog will result in closings.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed statements of operations for the year ended September 30, 2001 and the six months ended
March 31, 2002 and the unaudited combined condensed balance sheet as of March 31, 2002 have been prepared to reflect our purchase of the common stock of Crossmann. The total purchase price for Crossmann's common stock was $511.4 million, which includes the value of the cash and equity consideration and estimated merger costs. The aggregate consideration paid in the merger consists of approximately $191.3 million in cash and approximately 3.9 million shares of our common stock (valued at $308.1 million). The purchase price includes $17.60 in cash per Crossmann share outstanding as of March 31, 2002, and 0.3544 of a share of Beazer common stock for each share of Crossmann common stock outstanding as of March 31, 2002. This calculation, which was made in accordance with the provisions of the merger agreement, includes the final exchange ratio of 0.3544, which was determined by using the average closing price of our common stock, as reported on the New York Stock Exchange, for the 15 consecutive trading days ending on, and including, the third trading day prior to the Crossmann shareholder meeting. Beazer common stock is valued for accounting purposes at $80 per share, the average market price of Beazer's common stock a few days before and after the date of finalization of the exchange ratio. The unaudited pro forma combined condensed balance sheet reflects the combined financial position of Beazer and Crossmann as of March 31, 2002, assuming that the acquisition of Crossmann by Beazer had taken place on March 31, 2002. The unaudited pro forma combined condensed statements of operations reflect the combined results of operations of Beazer and Crossmann assuming that the merger had taken place on October 1, 2000.

    On March 18, 2002, Crossmann notified the holders of its outstanding 7 5/8% Senior Notes due 2004 and 7 3/4% Senior Notes due 2008 that it would exercise its option to prepay all of such outstanding notes, for a price equal to the outstanding principal amount and accrued but unpaid interest thereon, plus a make-whole amount. The notes were prepaid on April 17, 2002. The make-whole amount was approximately $0.5 million with respect to the 7 5/8% Senior Notes due 2004 and $4.8 million with respect to the 7 3/4% Senior Notes due 2008.

    The acquisition of Crossmann was financed with the offering of the original notes.

    Under accounting principles generally accepted in the United States of America, the merger of Crossmann into our subsidiary will be accounted for under the purchase method. The valuations and other studies required to determine the fair value of the Crossmann assets acquired and liabilities assumed are currently being performed. As a result, the excess purchase price has tentatively been allocated to goodwill and the purchase price will be allocated to the Crossmann tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the excess to be allocated to goodwill. Accordingly, the related adjustments reflected in the unaudited pro forma combined condensed financial statements are preliminary and subject to adjustments, which could be material, as further fair value information is obtained.

    On August 1, 2001, we acquired the residential homebuilding operations of SHOC and April, collectively referred to herein as Sanford. The assets, liabilities and operating results of Sanford have been included in our historical financial statements since the acquisition date. However, the accompanying pro forma combined condensed statement of operations for the year ended September 30, 2001 also assumes that the acquisition of Sanford had been completed on October 1, 2000.

    Pro forma adjustments have been made in the accompanying statements to reflect the impact of purchase accounting for and financing of the Crossmann and Sanford acquisitions under SFAS No. 141. Goodwill arising from the Sanford acquisition is not, and goodwill arising from the Crossmann acquisition will not be, amortized in our historical financial statements and accordingly is not amortized in the accompanying pro forma statements of operations. This goodwill will be subject to impairment tests in the future.

    The unaudited pro forma combined condensed financial information is provided for comparative purposes only and does not purport to be indicative of the results that would actually have been obtained had the acquisition been effected on October 1, 2000 nor of the results which may be obtained in the future. The unaudited pro forma combined condensed financial information should be read in conjunction with our historical financial statements and notes thereto, which are incorporated by reference herein from our Annual Report on Form 10-K for the year ended September 30, 2001, our historical financial statements and notes thereto, which are incorporated by reference herein from our quarterly reports on Form 10-Q for the quarters ended December 31, 2001 and March 31, 2002, the historical financial statements and notes thereto of Crossmann which are incorporated by reference herein from Crossmann's Annual Report on Form 10-K for the year ended December 31, 2001, the unaudited consolidated financial statements and notes of Crossmann as of March 31, 2002 included herein, and the historical combined financial statements and notes of Sanford, which are incorporated by reference herein from our Current Report on Form 8-K/A dated October 15, 2001.

                             BEAZER HOMES USA, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 MARCH 31, 2002

                             (DOLLARS IN THOUSANDS)

                                                                                                  BEAZER
                                                  BEAZER         CROSSMANN      PRO FORMA       PRO FORMA
                                               HISTORICAL(1)   HISTORICAL(1)   ADJUSTMENTS       COMBINED
                                               -------------   -------------   -----------      ----------
ASSETS
Cash and cash equivalents....................   $       --        $  7,948      $(191,295)(3)   $   23,420
                                                                                  206,767
Inventory....................................      923,831         330,889             --        1,254,720
Property, plant & equipment, net.............       12,781          10,185             --           22,966
Goodwill, net................................       14,094          20,606        242,718 (3)      277,418
Other assets.................................       67,750          53,773          1,000 (4)      122,523
                                                ----------        --------      ---------       ----------
  Total assets...............................   $1,018,456        $423,401      $ 259,190       $1,701,047
                                                ==========        ========      =========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Trade accounts payable.......................   $   69,630        $ 14,180      $      --       $   83,810
Other payables and accrued liabilities.......      152,539          17,275             --          169,814
Revolving credit facility....................           --          59,600        (59,600)(4)           --
Other debt...................................      395,522          58,333(2)     (58,333)(4)      738,522
                                                                                  343,000 (4)
                                                ----------        --------      ---------       ----------
  Total liabilities..........................      617,691         149,388        225,067          992,146
Stockholders' equity.........................      400,765         274,013        308,136 (3)      708,901
                                                                                 (274,013)(3)
                                                ----------        --------      ---------       ----------
Total liabilities and stockholders' equity...   $1,018,456        $423,401      $ 259,190       $1,701,047
                                                ==========        ========      =========       ==========

------------------------

    Pro forma adjustments to unaudited combined condensed balance sheet as of March 31, 2002:

(1) For purposes of this unaudited pro forma combined condensed balance sheet, our and Crossmann's balance sheets have been included as of March 31, 2002 and have been derived from our unaudited financial statements and Crossmann's unaudited financial statements.

(2) On March 18, 2002, Crossmann notified the holders of its outstanding 7 5/8% Senior Notes due 2004 and 7 3/4% Senior Notes due 2008 that it would exercise its option to prepay all of such outstanding notes, for a price equal to the outstanding principal amount and accrued but unpaid interest thereon, plus a make-whole amount. The notes were prepaid on April 17, 2002. The make-whole amount was approximately $0.5 million with respect to the 7 5/8% Senior Notes due 2004 and $4.8 million with respect to the 7 3/4% Senior Notes due 2008. Such make-whole premium is added to goodwill in accounting for the acquisition (see note 3).

                             BEAZER HOMES USA, INC.

                                 MARCH 31, 2002

                             (DOLLARS IN THOUSANDS)

(3) Reflects the acquisition of Crossmann for cash and shares of Beazer common stock. A preliminary estimate of the excess of the purchase price over identifiable tangible and intangible net assets of Crossmann is summarized as follows:

Purchase Price(a):
  Cash ($17.60 per Crossmann share).........................  $191,295
  Beazer Common Stock ($28.35 per Crossmann share)..........   308,136
                                                              --------
  Purchase price of acquisition.............................   499,431
Estimated merger expenses(b)................................    12,000
                                                              --------
  Total cost of acquisition.................................   511,431
Less net book value of Crossmann............................  (274,013)
Plus make-whole premium (see note 2)........................     5,300
                                                              --------
  Excess purchase price to be assigned in acquisition,
    tentatively allocated to goodwill.......................  $242,718
                                                              ========

    (a) Based upon 10,869,012 shares of Crossmann common stock outstanding at March 31, 2002. The purchase price includes $17.60 in cash per Crossmann share outstanding as of March 31, 2002, and 0.3544 of a share of Beazer common stock for each share of Crossmann common stock outstanding as of March 31, 2002. Beazer common stock is valued at $80 per share, the average market price of Beazer's common stock a few days before and after the date of finalization of the exchange ratio. Excludes the effect of 54,703 options outstanding and exercisable at March 31, 2002 to purchase Crossmann common stock at an average exercise price of $16.57 per share.

    (b) Does not include fees and expenses in the aggregate amount of $1.75 million on a $250 million bridge facility which was available and was not be drawn upon. Such costs will be included by us as interest incurred in fiscal 2002.

(4) Reflects the issuance of $350 million of senior notes (net of discount and estimated issuance costs of $7.0 million and $1.0 million, respectively) and the application of the proceeds from these notes (i) to fund the cash portion of the acquisition of Crossmann, (ii) to repay Crossmann's outstanding indebtedness including the make-whole premium (see note 2) and
    (iii) to reduce borrowings under our revolving credit facility.

(5) To eliminate the historical stockholders' equity of Crossmann.

                             BEAZER HOMES USA, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                         YEAR ENDED SEPTEMBER 30, 2001

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      PRO
                                     BEAZER          SANFORD        CROSSMANN        FORMA        BEAZER PRO
                                  HISTORICAL(1)   HISTORICAL(2)   HISTORICAL(3)   ADJUSTMENTS   FORMA COMBINED
                                  -------------   -------------   -------------   -----------   --------------
Total revenues..................   $1,805,177        $105,054        $798,356       $     --      $2,708,587
Costs and expenses:
  Home construction and land
    sales.......................    1,444,215          76,271         624,648          5,500 (5)    2,138,834
                                                                                     (11,800)(7)

  Selling, general and                205,498          11,574          86,312         (5,500)(5)      297,884
    administrative..............

  Interest......................       33,235           1,170              --          1,500 (4)       67,118
                                                                                      19,413 (6)
                                                                                      11,800 (7)
                                   ----------        --------        --------       --------      ----------
Operating income................      122,229          16,039          87,396        (20,913)        204,751
Other income (expense), net.....        1,721             534           1,350             --           3,605
                                   ----------        --------        --------       --------      ----------
Income before income taxes......      123,950          16,573          88,746        (20,913)        208,356
Provision for income taxes......       48,341           1,222          35,063          5,324 (8)       82,301
                                                                                      (7,649)(9)
                                   ----------        --------        --------       --------      ----------
Net income before extraordinary
  item(10):.....................   $   75,609        $ 15,351        $ 53,683       $(18,588)     $  126,055
                                   ----------        --------        --------       --------      ----------
Weighted average number of
  shares:
  Basic.........................        8,145                                          3,852          11,997
  Diluted.......................        9,156                                          3,852          13,008
Net income before extraordinary
  item per common share(10):
  Basic.........................   $     9.28                                                     $    10.51
  Diluted.......................   $     8.26                                                     $     9.69

------------------------

    Pro forma adjustments to unaudited combined condensed statements of operations for the year ended September 30, 2001:

 (1) For purposes of this unaudited pro forma combined condensed statement of operations, our results of operations have been included for our year ended September 30, 2001 and have been derived from our audited financial statements.

 (2) We acquired the residential homebuilding operations of Sanford on August 1, 2001, and our historical statement of operations includes these operations subsequent to such date. Accordingly, this column includes the results of Sanford's operations for the ten months ended July 31, 2001 (prior to their acquisition by us) derived from Sanford's unaudited combined financial statements.

 (3) For purposes of this unaudited pro forma combined condensed statement of operations, Crossmann's results of operations have been included for its year ended December 31, 2001 and have been derived from its audited financial statements. Accordingly, this pro forma statement

                             BEAZER HOMES USA, INC.

                         YEAR ENDED SEPTEMBER 30, 2001

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     includes revenues and net income for Crossmann's quarter ended
     December 31, 2001 of $264,133 and $19,197, respectively, and excludes revenues and net income for Crossmann's quarter ended December 31, 2000 of $212,055 and $11,284, respectively.

 (4) To impute interest of $2.2 million on the aggregate purchase price of Sanford and to adjust Sanford's average borrowing rate to our average borrowing rate for the period October 1, 2000 to July 31, 2001 to 7.98%, and to eliminate loan guarantee fees paid to an affiliate of $0.7 million.

 (5) To reclassify certain expenses of Crossmann totaling $5.5 million from general and administrative expenses to cost of sales, principally for warranty and general liability insurance, to conform to our presentation.

 (6) To impute interest and amortization of debt discount and issuance costs on the $350 million 8 3/8% notes to be issued to finance the Crossmann acquisition, net of interest incurred by Crossmann during 2001 on its notes payable and revolver borrowings.

 (7) To reclassify amortization of capitalized interest of Crossmann of $11.8 million to conform to our presentation.

 (8) To provide income taxes on Sanford's results based upon a 39.5% expected effective rate. Sanford was organized as a limited liability partnership and, therefore, did not record income taxes.

 (9) To tax effect the pro forma adjustments and to adjust historical tax rates based on the expected effective income tax rate of 39.5% for the combined companies.

 (10) Does not include Beazer's extraordinary loss on extinguishment of debt of $0.7 million, net of taxes.

                             BEAZER HOMES USA, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                        SIX MONTHS ENDED MARCH 31, 2002

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 BEAZER
                                                 BEAZER         CROSSMANN      PRO FORMA       PRO FORMA
                                              HISTORICAL(1)   HISTORICAL(1)   ADJUSTMENTS       COMBINED
                                              -------------   -------------   -----------      ----------
Total revenues..............................     $993,029        $405,668       $     --       $1,398,717
Costs and expenses:
  Home construction and land sales..........      794,047         315,468          3,400 (2)    1,106,915
                                                                                  (6,000)(4)

  Selling, general and administrative.......      107,691          46,034         (3,400)(2)      150,325
  Interest..................................       15,938              --         10,397 (3)       32,335
                                                                                   6,000 (4)
                                                 --------        --------       --------       ----------
Operating income............................       75,353          44,186        (10,397)         109,142
Other income (expense), net.................        2,232          (1,546)            --              686
                                                 --------        --------       --------       ----------
Income before income taxes..................       77,585          42,640        (10,397)         109,828
Provision for income taxes..................       30,258          17,937         (4,813)(5)       43,382
                                                 --------        --------       --------       ----------
Net income..................................     $ 47,327        $ 24,703       $ (5,584)      $   66,446
                                                 ========        ========       ========       ==========
Weighted average number of shares:
  Basic.....................................        8,464                          3,852           12,316
  Diluted...................................        9,419                          3,852           13,271
Net income per share:
  Basic.....................................     $   5.59                                      $     5.40
  Diluted...................................     $   5.02                                      $     5.01

------------------------

    Pro forma adjustments to unaudited combined condensed statements of operations for the six months ended March 31, 2002:

(1) For purposes of this unaudited pro forma combined condensed statement of operations, our and Crossmann's results of operations have been included for the six months ended March 31, 2002 and have been derived from unaudited financial statements.

(2) To reclassify certain expenses of Crossmann totaling $3.4 million from general and administrative expenses to cost of sales, principally for warranty and general liability insurance, to conform to our presentation.

(3) To impute interest and amortization of debt discount and issuance costs on the $350 million 8 3/8% notes issued to finance the Crossmann acquisition, net of interest incurred by Crossmann during the six months ended March 31, 2002 on its notes payable and revolver borrowings.

(4) To reclassify amortization of capitalized interest of Crossmann of $6.0 million to conform to our presentation.

(5) To tax effect the pro forma adjustments and to adjust historical tax rates based on the expected effective income tax rate of 39.5% for the combined companies.

                              DESCRIPTION OF NOTES

    Definitions for certain defined terms may be found under "Certain Definitions" appearing below. References in this "Description of Notes" to the "Company" refer to Beazer Homes USA, Inc. only and not to any of its subsidiaries unless the context otherwise requires.

    The Notes were issued as a series of securities under an Indenture and an Supplemental Indenture, each dated as of April 17, 2002 (the "Indenture"), among the Company, the Guarantors and U.S. Bank National Association (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. Wherever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms shall be incorporated herein by reference. A copy of the Indenture will be made available to any prospective purchaser of the Notes upon request to the Company.

GENERAL

    The Notes are general unsecured senior obligations of the Company. The aggregate principal amount of the Notes issued was $350 million. Up to $150 million aggregate principal amount of additional Notes may be issued from time to time subject to the limitations set forth under "Certain Covenants--Limitations on Additional Indebtedness." The Notes are guaranteed by each of the Subsidiary Guarantors pursuant to the guarantees (the "Subsidiary Guarantees") described below.

    The Indebtedness represented by the Notes ranks PARI PASSU in right of payment with all existing and future unsecured Indebtedness of the Company that is not, by its terms, expressly subordinated in right of payment to the Notes. The Subsidiary Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank PARI PASSU in right of payment with all existing and future unsecured Indebtedness of the Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantees.

    Substantially all of the operations of the Company are conducted through the Subsidiary Guarantors, which comprise all of the significant subsidiaries of the Company. As a result, the Company is dependent upon the earnings and cash flow of the Subsidiary Guarantors to meet its obligations, including obligations with respect to the Notes.

    Secured creditors of the Company will have a claim on the assets which secure the obligations of the Company to such creditors prior to claims of holders of the Notes against those assets. At March 31, 2002, as adjusted to give effect to the acquisition of Crossmann and the application of the proceeds received upon issuance of the Notes, the total Indebtedness of the Company, was approximately $738.5 million, none of which was subordinated to the Notes or the Subsidiary Guarantees. Secured creditors of the Subsidiary Guarantors will have a claim on the assets which secure the obligations of such Subsidiary Guarantors prior to claims of holders of the Notes against those assets.

    The Indenture relating to the Notes contains certain limitations on the ability of the Company and its Restricted Subsidiaries to create Liens and incur additional Indebtedness. In addition to certain other Permitted Liens, the Company and its Restricted Subsidiaries may create Liens securing Indebtedness permitted under the Indenture, provided that the aggregate amount of Indebtedness secured by Liens (other than Non-Recourse Indebtedness secured by Liens) does not exceed 40% of Consolidated Tangible Assets. As of the Issue Date, each of the Company's Subsidiaries, other than minor Subsidiaries and those Subsidiaries specifically named in the definition of "Unrestricted Subsidiary," was a Restricted Subsidiary. See "Certain Covenants--Limitations on Additional Indebtedness."

    The Notes bear interest at the rate PER ANNUM of 8 3/8% from the Issue Date, payable on April 15 and October 15 of each year, commencing on October 15, 2002, to holders of record (the "Holders") at the close of business on April 1 or October 1, as the case may be, immediately preceding the respective interest payment date. The Notes will mature on April 15, 2012, and will be issued in denominations of $1,000 and integral multiples thereof.

    Principal, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the offices of the Trustee. Payments must be paid by check mailed to the registered addresses of the Holders. The Holders must surrender their Notes to the Paying Agent to collect principal payments. The Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with certain transfers or exchanges of the Notes. Initially, the Trustee will act as the Paying Agent and the Registrar under the Indenture. The Company may subsequently act as the Paying Agent and/or the Registrar and the Company may change any Paying Agent and /or any Registrar without prior notice to the Holders.

OPTIONAL REDEMPTION

    The Company may redeem all or any portion of the Notes at any time and from time to time on or after April 15, 2007 and prior to maturity at the following redemption prices (expressed in percentages of the principal amount thereof) together, in each case, with accrued and unpaid interest to the date fixed for redemption, if redeemed during the 12-month period beginning on April 15 of each year indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2007........................................................    104.188%
2008........................................................    102.791%
2009........................................................    101.396%
2010 and thereafter.........................................    100.000%

    In addition, on or prior to April 15, 2005, the Company may, at its option, redeem up to 35% of the outstanding Notes with the net proceeds of an Equity Offering at 108.375% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for redemption; PROVIDED, that at least $227.5 million principal amount of the Notes remain outstanding after such redemption.

    In the event less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee from among the outstanding Notes on a PRO RATA basis, by lot or by any other method permitted by the Indenture. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

MANDATORY OFFERS TO PURCHASE THE NOTES

    The Indenture requires the Company

    (i) to offer to purchase all of the outstanding Notes upon a Change of Control of the Company,

    (ii) to offer to purchase a portion of the outstanding Notes using Net Proceeds neither used to repay certain Indebtedness nor used or invested as provided in the Indenture or

    (iii) to offer to purchase 10% of the original outstanding principal amount of the Notes in the event that, at the end of any two consecutive fiscal quarters, the Company's Consolidated Tangible Net Worth is less than $85 million; PROVIDED that no such offer shall be required if, following such two fiscal quarters but prior to the date the Company is required to make such offer, capital in cash or cash equivalents is contributed to the Company in an Equity Offering sufficient to increase the Company's

Consolidated Tangible Net Worth after giving effect to such contribution to an amount equal to or greater than $85 million. See "Certain Covenants--Change of Control," "Disposition of Proceeds of Asset Sales" and "Maintenance of Consolidated Tangible Net Worth."

    None of the provisions relating to an offer to purchase is waivable by the Board of Directors of the Company. If an offer to purchase upon a Change of Control or otherwise were to be required, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes that the Company is required to purchase. In addition, the Company's ability to finance the purchase of Notes may be limited by the terms of its then existing borrowing agreements. Failure by the Company to purchase the Notes when required will result in an Event of Default with respect to the Notes.

    If an offer is made to purchase Notes as a result of a Change of Control or otherwise, the Company will comply with applicable law, including, without limitation, Section 14(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14e-1 thereunder, if applicable.

    The Change of Control feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

THE SUBSIDIARY GUARANTEES

    Each of the Subsidiary Guarantors will (so long as they remain Subsidiaries of the Company) unconditionally guarantee on a joint and several basis all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. Each of the Subsidiary Guarantees will be an unsecured obligation of the Subsidiary Guarantors and will rank PARI PASSU with all existing and future unsecured Indebtedness of such Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantee. Except as provided in "Certain Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Subsidiary Guarantors.

    The Indenture provides that each Restricted Subsidiary (other than, in the Company's discretion, any Restricted Subsidiary the assets of which have a book value of not more than $5 million) is a Subsidiary Guarantor and, at the Company's discretion, any Unrestricted Subsidiary may be a Subsidiary Guarantor.

    The Indenture provides that if all or substantially all of the assets of any Subsidiary Guarantor or all of the capital stock of any Subsidiary Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Sale, and if the Net Proceeds from such Asset Sale are used in accordance with the covenant, "Disposition of Proceeds of Asset Sales," then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be released and discharged of its Subsidiary Guarantee obligations.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

    "ACQUISITION INDEBTEDNESS" means Indebtedness of any Person and its Subsidiaries existing at the time such Person became a Subsidiary of the Company (or such Person is merged with or into the

Company or one of the Company's Subsidiaries) or assumed in connection with the acquisition of assets from any such Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of (a) such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries (but excluding Indebtedness of such Person which is extinguished, retired or repaid in connection with such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries) or (b) such acquisition of assets from any such Person.

    "AFFILIATE" of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of the Indenture, each executive officer and director of the Company and each Subsidiary of the Company will be an Affiliate of the Company. In addition, for purposes of the Indenture, control of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term "Affiliate" will not include, with respect to the Company or any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company, any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company.

    "ASSET SALE" for any Person means the sale, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or such Subsidiary), whether owned on the date of the Indenture or subsequently acquired in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its Subsidiaries) having an aggregate Fair Market Value of $500,000 or more as to each such transaction or series of related transactions; PROVIDED, HOWEVER, that

    (i) a transaction or series of related transactions that results in a Change of Control shall not constitute an Asset Sale,

    (ii) sales of homes in the ordinary course of business will not constitute Asset Sales,

    (iii) sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps of real estate in the ordinary course of business, for development of the Company's or any of its Subsidiaries' projects, will not constitute Asset Sales,

    (iv) sales, leases, sale-leasebacks or other dispositions of amenities, model homes and other improvements at the Company's or its Subsidiaries' projects in the ordinary course of business will not constitute Asset Sales, and

    (v) transactions between the Company and any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries, or among such Restricted Subsidiaries which are Wholly Owned Subsidiaries of the Company, will not constitute Asset Sales.

    "BANK CREDIT FACILITY" means the credit facility among the Company, as borrower thereunder, the Subsidiary Guarantors and the financial institutions named therein, as such facility may be amended, restated, supplemented or otherwise modified from time to time, and includes any facility extending the maturity of, refinancing or restructuring (including, without limitation, the inclusion of additional borrowers thereunder that are Unrestricted Subsidiaries) all or any portion of, the Indebtedness under such facility or any successor facilities and includes any facility with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facilities.

    "BANKRUPTCY LAW" means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

    "BUSINESS DAY" means any day other than a Legal Holiday.

    "CAPITAL STOCK" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated and whether voting or non-voting) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

    "CAPITALIZED LEASE OBLIGATIONS" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation will be the capitalized amount thereof determined in accordance with GAAP.

    "CHANGE OF CONTROL" means any of the following:

    (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) in one or a series of transactions; PROVIDED that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, 50 percent or more of the aggregate voting power of all classes of Common Equity of such Person or group immediately after such transaction will not be a Change of Control;

    (ii) the acquisition by the Company and/or any of its Subsidiaries of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company in one transaction or a series of related transactions;

    (iii) the liquidation or dissolution of the Company; PROVIDED that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change of Control under the "provided" clause of clause (i) above will not constitute a Change of Control under this clause (iii);

    (iv) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company or of any Person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company or (b) less than 50 percent (measured by the aggregate voting power of all classes) of the Common Equity of the Company being registered under
Section 12(b) or 12(g) of the Exchange Act; or

    (v) a majority of the Board of Directors of the Company not being comprised of Continuing Directors.

    "COMMON EQUITY" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person, or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

    "CONSOLIDATED CASH FLOW AVAILABLE FOR FIXED CHARGES" of the Company and its Restricted Subsidiaries means for any period, the sum of the amounts for such period of

    (i) Consolidated Net Income, PLUS

    (ii) Consolidated Income Tax Expense (without regard to income tax expense or credits attributable to extraordinary and nonrecurring gains or losses on Asset Sales), PLUS

    (iii) Consolidated Interest Expense, PLUS

    (iv) all depreciation, and, without duplication, amortization (including, without limitation, capitalized interest amortized to cost of sales), PLUS

    (v) all other noncash items reducing Consolidated Net Income during such period,

MINUS all other noncash items increasing Consolidated Net Income during such period; all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" of the Company means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date, to (ii) the aggregate Consolidated Interest Incurred of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date; PROVIDED that

        (1) with respect to any Indebtedness Incurred during, and remaining outstanding at the end of, such four full fiscal quarter period, such Indebtedness will be assumed to have been incurred as of the first day of such four full fiscal quarter period,

        (2) with respect to Indebtedness repaid (other than a repayment of revolving credit obligations repaid solely out of operating cash flows) during such four full fiscal quarter period, such Indebtedness will be assumed to have been repaid on the first day of such four full fiscal quarter period,

        (3) with respect to the Incurrence of any Acquisition Indebtedness, such Indebtedness and any proceeds therefrom will be assumed to have been Incurred and applied as of the first day of such four full fiscal quarter period, and the results of operations of any Person and any Subsidiary of such Person that, in connection with or in contemplation of such Incurrence, becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company's Subsidiaries or whose assets are acquired, will be included, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such four full fiscal quarter period, and

        (4) with respect to any other transaction pursuant to which any Person becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company's Subsidiaries or pursuant to which any Person's assets are acquired, such Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four full fiscal quarter period, but only if such transaction would require a pro forma presentation in financial statements prepared pursuant to Rule 11-02 of Regulation S-X under the Securities Act.

    "CONSOLIDATED INCOME TAX EXPENSE" of the Company for any period means the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" of the Company for any period means the Interest Expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST INCURRED" of the Company for any period means the Interest Incurred of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" of the Company for any period means the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; PROVIDED that there will be excluded from such net income (to the extent otherwise included therein), without duplication:

    (i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (including, without limitation, an Unrestricted Subsidiary) other than the Company or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period,

    (ii) except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the Company or any of its Restricted Subsidiaries,

    (iii) the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period,

    (iv) in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets and

    (v) the gains (but not losses) realized during such period by the Company or any of its Restricted Subsidiaries resulting from (a) the acquisition of securities issued by the Company or extinguishment of Indebtedness of the Company or any of its Restricted Subsidiaries, (b) Asset Sales by the Company or any of its Restricted Subsidiaries and (c) other extraordinary items realized by the Company or any of its Restricted Subsidiaries.

    Notwithstanding the foregoing, in calculating Consolidated Net Income, the Company will be entitled to take into consideration the tax benefits associated with any loss described in clause (v) of the preceding sentence, but only to the extent such tax benefits are actually recognized by the Company or any of its Restricted Subsidiaries during such period; PROVIDED, FURTHER, that there will be included in such net income, without duplication, the net income of any Unrestricted Subsidiary to the extent such net income is actually received by the Company or any of its Restricted Subsidiaries in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period.

    "CONSOLIDATED TANGIBLE ASSETS" of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less:
(i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above, as reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

    "CONSOLIDATED TANGIBLE NET WORTH" of the Company as of any date means the stockholders' equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of the Company and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders' equity, less the amount of Intangible Assets reflected on the consolidated balance sheet of the

Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

    "CONTINUING DIRECTOR" means at any date a member of the Board of Directors of the Company who

    (i) was a member of the Board of Directors of the Company on the initial issuance date of the Notes under the Indenture or

    (ii) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

    "CUSTODIAN" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

    "DEFAULT" means any event, act or condition that is, or after notice or the passage of time, or both, would be, an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; PROVIDED that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the final maturity of the Notes will not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the "Change of Control" covenant set forth in the Indenture and such Capital Stock specifically provides that the Company will not repurchase or redeem (or be required to repurchase or redeem) any such Capital Stock pursuant to such provisions prior to the Company's repurchase of Notes pursuant to the "Change of Control" covenant set forth in the Indenture.

    "DISQUALIFIED STOCK DIVIDEND" of any Person means, for any dividend payable with regard to Disqualified Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

    "EQUITY OFFERING" means a public or private equity offering or sale by the Company for cash of Capital Stock, other than an offering or sale of Disqualified Stock.

    "EVENT OF DEFAULT" has the meaning set forth in "Description of Notes--Events of Default."

    "EXISTING INDEBTEDNESS" means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the date of the Indenture.

    "FAIR MARKET VALUE" with respect to any asset or property means the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a board resolution (certified by the Secretary or Assistant Secretary of the Company) delivered to the Trustee.

    "GAAP" means generally accepted accounting principles set forth in the opinions and interpretations of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and interpretations of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.

    "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

    "HOLDER" means a Person in whose name a Note is registered in the Security Register.

    "INCUR" means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to any Indebtedness; PROVIDED, HOWEVER, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "INDEBTEDNESS" of any Person at any date means, without duplication,

    (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

    (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

    (iii) all fixed obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit issued for the benefit of, or surety and performance bonds issued by, such Person in the ordinary course of business,

    (iv) all obligations of such Person with respect to Hedging Obligations (other than those that fix or cap the interest rate on variable rate Indebtedness otherwise permitted by the Indenture or that fix the exchange rate in connection with Indebtedness denominated in a foreign currency and otherwise permitted by the Indenture),

    (v) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, including, without limitation, all conditional sale obligations of such Person and all obligations under any title retention agreement; PROVIDED, HOWEVER, that (a) any obligations described in the foregoing clause (v) which are non-interest bearing and which have a maturity of not more than six months from the date of Incurrence thereof shall not constitute Indebtedness and (b) trade payables and accrued expenses Incurred in the ordinary course of business shall not constitute Indebtedness,

    (vi) all Capitalized Lease Obligations of such Person,

    (vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person,

    (viii) all Indebtedness of others guaranteed by, or otherwise the liability of, such Person to the extent of such guarantee or liability, and

    (ix) all Disqualified Stock issued by such Person (the amount of Indebtedness represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends).

    The amount of Indebtedness of any Person at any date will be

       (a) the outstanding balance at such date of all unconditional obligations as described above,

       (b) the maximum liability of such Person for any contingent obligations under clause (viii) above and

       (c) in the case of clause (vii) (if the Indebtedness referred to therein is not assumed by such Person), the lesser of the (A) Fair Market Value of all assets subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) amount of the Indebtedness secured.

    "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company's Board of Directors, (i) qualified to perform the task for which it has been engaged, and (ii) disinterested and independent, in a direct and indirect manner, of the parties to the Affiliate Transaction with respect to which such firm has been engaged.

    "INTANGIBLE ASSETS" of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

    "INTEREST EXPENSE" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest amortized to cost of sales for such period, and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not paid during such period.

    "INTEREST INCURRED" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest capitalized for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption "interest expense" or any like caption, and all interest actually paid by the Company or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any other Person during such period and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not declared during such period.

    "INVESTMENTS" of any Person means all (i) investments by such Person in any other Person in the form of loans, advances or capital contributions,
(ii) guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and
(iv) other items that would be classified as investments on a balance sheet of such Person determined in accordance with GAAP.

    "ISSUE DATE" means the initial date of issuance of the Notes under the Indenture.

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    "LEGAL HOLIDAY" means Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind upon or in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MATERIAL SUBSIDIARY" means any Subsidiary of the Company which accounted for five percent or more of the Consolidated Tangible Assets or Consolidated Cash Flow Available for Fixed Charges of the Company on a consolidated basis for the fiscal year ending immediately prior to any Default or Event of Default.

    "NET PROCEEDS" means

    (i) cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any Restricted Subsidiary from an Asset Sale net of

       (a) all brokerage commissions, investment banking fees and all other fees and expenses (including, without limitation, fees and expenses of counsel, financial advisors, accountants and investment bankers) related to such Asset Sale,

       (b) provisions for all income and other taxes measured by or resulting from such Asset Sale of the Company or any of its Restricted Subsidiaries,

       (c) payments made to retire Indebtedness that was incurred in accordance with the Indenture and that either (1) is secured by a Lien incurred in accordance with the Indenture on the property or assets sold or
           (2) is required in connection with such Asset Sale to the extent actually repaid in cash,

       (d) amounts required to be paid to any Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

       (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary thereof, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary thereof, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations or post-closing purchase price adjustments associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee, and

    (ii) all noncash consideration received by the Company or any of its Restricted Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash, without duplication, net of all items enumerated in subclauses (a) through (e) of clause (i) hereof.

    "NON-RECOURSE INDEBTEDNESS" with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.

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    "OFFICER" means the chairman, the chief executive officer, the president, the chief financial officer, the chief operating officer, the chief accounting officer, the treasurer, or any assistant treasurer, the controller, the secretary, any assistant secretary or any vice president of a Person.

    "OFFICERS' CERTIFICATE" means a certificate signed by two Officers, one of whom must be the Person's chief executive officer, chief operating officer, chief financial officer or chief accounting officer.

    "PAYING AGENT" means any office or agency where Notes and the Subsidiary Guarantees may be presented for payment.

    "PERMITTED INVESTMENTS" of any Person means Investments of such Person in

    (i) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, in each case maturing within 180 days of the date of acquisition thereof,

    (ii) certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $250 million and a Keefe Bank Watch Rating of C or better,

    (iii) certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association organized under the laws of the United States or any state thereof other than banks, trust companies or savings and loan associations satisfying the criteria in (ii) above, provided that the aggregate amount of all certificates of deposit issued to the Company at any one time by such bank, trust company or savings and loan association will not exceed $100,000,

    (iv) commercial paper given the highest rating by two established national credit rating agencies and maturing not more than 180 days from the date of the acquisition thereof,

    (v) repurchase agreements or money-market accounts which are fully secured by direct obligations of the United States or any agency thereof and

    (vi) in the case of the Company and its Subsidiaries, any receivables or loans taken by the Company or a Subsidiary in connection with the sale of any asset otherwise permitted by the Indenture.

    "PERMITTED LIENS" means

    (i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP,

    (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP,

    (iii) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security,

    (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case incurred in the ordinary course of business of the Company and its Subsidiaries,

    (v) attachment or judgment Liens not giving rise to a Default or an Event of Default and which are being contested in good faith by appropriate proceedings,

    (vi) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and its Subsidiaries,

    (vii) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or the value of such real property for the purpose of such business,

    (viii) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and its Subsidiaries,

    (ix) purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests),

    (x) Liens securing Refinancing Indebtedness; PROVIDED that such Liens only extend to assets which are similar to the type of assets securing the Indebtedness being refinanced and such refinanced Indebtedness was previously secured by such similar assets,

    (xi) Liens securing Indebtedness of the Company and its Restricted Subsidiaries permitted to be Incurred under the Indenture; PROVIDED that the aggregate amount of Indebtedness secured by Liens (other than Non-Recourse Indebtedness secured by Liens) will not exceed 40 percent of Consolidated Tangible Assets,

    (xii) any interest in or title of a lessor to property subject to any Capitalized Lease Obligations incurred in compliance with the provisions of the Indenture,

    (xiii) Liens existing on the date of the Indenture, including, without limitation, Liens securing Existing Indebtedness,

    (xiv) any option, contract or other agreement to sell an asset; PROVIDED such sale is not otherwise prohibited under the Indenture,

    (xv) Liens securing Non-Recourse Indebtedness of the Company or a Restricted Subsidiary thereof; PROVIDED that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days of the Incurrence of such Non-Recourse Indebtedness,

    (xvi) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries,

    (xvii) Liens securing Indebtedness of an Unrestricted Subsidiary,

    (xviii) any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts or monies of the Company or a Restricted Subsidiary with or held by such lender or lenders,

    (xix) any pledge or deposit of cash or property in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business of the Company or any Restricted Subsidiary,

    (xx) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

    (xxi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are customary in the industry and incurred in the ordinary course of business securing Indebtedness under

Hedging Obligations and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Subsidiaries from fluctuations in the price of commodities,

    (xxii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business,

    (xxiii) Liens on property acquired by the Company or a Restricted Subsidiary and Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; PROVIDED that in each case such Liens (A) were in existence prior to the contemplation of such acquisition, merger or consolidation and (B) do not extend to any asset other than those of the Person merged with or into or consolidated with the Company or the Restricted Subsidiary or the property acquired by the Company or the Restricted Subsidiary, and

    (xxiv) Liens replacing any of the Liens described in clauses (xiii) and (xxiii) above; PROVIDED that (A) the principal amount of the Indebtedness secured by such Liens shall not be increased (except to the extent of reasonable premiums or other payments required to be paid in connection with the repayment of the previously secured Indebtedness or Incurrence of related Refinancing Indebtedness and expenses Incurred in connection therewith), (B) the principal amount of new Indebtedness secured by such Liens, determined as of the date of Incurrence, has a Weighted Average Life of Maturity at least equal to the remaining Weighted Average Life to Maturity of the previously secured Indebtedness, (C) the maturity of the new Indebtedness secured by such Liens is not earlier than that of the previously secured Indebtedness Incurred or repaid, and (D) the new Liens shall be limited to the property or part thereof which secured the Lien so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

    "PREFERRED STOCK" of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

    "REFINANCING INDEBTEDNESS" means Indebtedness that refunds, refinances or extends any Existing Indebtedness or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that

    (i) the Refinancing Indebtedness is subordinated to the Notes or the Subsidiary Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended, if at all,

    (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or
(b) after the maturity date of the Notes,

    (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes,

    (iv) such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the aggregate amount then outstanding (including accrued interest) under the Indebtedness being refunded, refinanced or extended plus an amount necessary to pay any reasonable fees and expenses, including premiums and defeasance costs, related to such refinancing,

    (v) such Refinancing Indebtedness is Incurred by the same Person that initially Incurred the Indebtedness being refunded, refinanced or extended, except that the Company may Incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary, and

    (vi) such Refinancing Indebtedness is Incurred within 180 days after the Indebtedness being refunded, refinanced or extended is so refunded, refinanced or extended.

    "REGISTRAR" means an office or agency where Notes may be presented for registration of transfer or for exchange.

    "RESTRICTED INVESTMENT" with respect to any Person means any Investment (other than any Permitted Investment) by such Person in any (i) of its Affiliates, (ii) executive officer or director or any Affiliate of such Person, or (iii) any other Person other than a Restricted Subsidiary; PROVIDED, HOWEVER, that with respect to the Company and its Restricted Subsidiaries, any loan or advance to an executive officer or director of the Company or a Subsidiary will not constitute a Restricted Investment provided such loan or advance is made in the ordinary course of business and, if such loan or advance exceeds $100,000 (other than a readily marketable mortgage loan not exceeding $500,000) such loan or advance has been approved by the Board of Directors of the Company or a disinterested committee thereof. Notwithstanding the above, a Subsidiary Guarantee shall not be deemed a Restricted Investment.

    "RESTRICTED PAYMENT" with respect to any Person means

    (i) the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Stock) of such Person will not constitute a Restricted Payment),

    (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person's Capital Stock or any other payment or distribution made in respect thereof (other than payments or distributions excluded from the definition of Restricted Payment in clause (i) above), either directly or indirectly,

    (iii) any Restricted Investment, and

    (iv) any principal payment, redemption, repurchase, defeasance or other acquisition or retirement of any Indebtedness of any Unrestricted Subsidiary or of Indebtedness of the Company which is subordinated in right of payment to the Notes or of Indebtedness of a Restricted Subsidiary which is subordinated in right of payment to its Subsidiary Guarantee;

PROVIDED, HOWEVER, that with respect to the Company and its Subsidiaries, Restricted Payments will not include (a) any payment described in clause (i),
(ii) or (iii) above made to the Company or any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries by any of the Company's Subsidiaries, or
(b) any purchase, redemption, retirement or other acquisition for value of Indebtedness or Capital Stock of such Person or its Subsidiaries if the consideration therefor consists solely of Capital Stock (other than Disqualified Stock) of such Person.

    "RESTRICTED SUBSIDIARY" means each of the Subsidiaries of the Company which is not an Unrestricted Subsidiary.

    "SECURITY REGISTER" is a register of the Notes and of their transfer and exchange kept by the Registrar.

    "SUBSIDIARY" of any Person means any (i) corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is directly or indirectly beneficially owned by such Person, and (ii) any entity other than a corporation of which such Person, directly or indirectly, beneficially owns at least a majority of the Common Equity.

    "SUBSIDIARY GUARANTEE" means the guarantee of the Notes by each Subsidiary Guarantor under the Indenture.

    "SUBSIDIARY GUARANTORS" means each of (i) Beazer Homes Corp., a Tennessee corporation, Beazer/ Squires Realty, Inc., a North Carolina corporation, Beazer Homes Sales Arizona Inc., a Delaware corporation, Beazer Realty Corp., a Georgia corporation, Beazer Mortgage Corporation, a Delaware corporation, Beazer Homes Holdings Corp., a Delaware corporation, Beazer Homes Texas Holdings, Inc., a Delaware corporation, Beazer Homes Texas, L.P., a Delaware limited partnership, April Corporation, a Colorado corporation, Beazer SPE, LLC, a Georgia limited liability company, Beazer Homes Investment Corp., a Delaware corporation, Beazer Realty, Inc., a New Jersey corporation, Beazer Clarksburg, LLC, a Maryland limited liability company, Homebuilders Title Services of Virginia, Inc., a Virginia corporation, Homebuilders Title Services, Inc., a Delaware corporation, Texas Lone Star Title, L.P., a Texas limited partnership, Universal Solutions Insurance Agency, Inc., a Delaware corporation, Builder's Link, Inc., an Ohio corporation, Crossmann Communities of North Carolina, Inc., a North Carolina corporation, Crossmann Communities of Ohio, Inc., an Ohio corporation, Crossmann Communities of Tennessee, LLC, a Tennessee limited liability company, Crossmann Communities Partnership, an Indiana general partnership, Crossmann
Investments, Inc., an Indiana corporation, Crossmann Management Inc., an Indiana corporation, Crossmann Mortgage Corp., an Indiana corporation, Crossmann Realty, Co., an Indiana corporation, Cutter Homes Ltd., a Kentucky corporation, Deluxe Aviation, Inc., an Indiana corporation, Deluxe Homes of Lafayette, Inc., an Indiana corporation, Deluxe Homes of Ohio, Inc., an Ohio corporation, Merit Realty, Inc., an Indiana corporation, Paragon Title, LLC, an Indiana limited liability company, Pinehurst Builders LLC, a South Carolina limited liability company, and Trinity Homes LLC, an Indiana limited liability company, and
(ii) each of the Company's Subsidiaries that becomes a guarantor of the Notes pursuant to the provisions of the Indenture.

    "TRUST OFFICER" means any vice president, trust officer or other authorized person of the Trustee assigned by the Trustee to administer its corporate trust matters.

    "TRUSTEE" means the party named as such until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor trustee serving under the Indenture.

    "UNRESTRICTED SUBSIDIARY" means United Home Insurance Corp., Meridan Structural Insurance, Risk Retention Group, Inc. and Security Title Insurance Company and each of the Subsidiaries of the Company so designated by a resolution adopted by the Board of Directors of the Company as provided below and provided that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary, (b) the creditors with respect to Indebtedness for borrowed money of such Subsidiary have agreed in writing that they have no recourse, direct or indirect, to the Company or any other Subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal or interest on any Indebtedness of such Subsidiary and
(c) no default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company and of its other Subsidiaries (other than other Unrestricted Subsidiaries), to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity. The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that (i) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the "Limitations on Additional Indebtedness" covenant set forth in the Indenture as of the date of such redesignation,

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(ii) immediately after giving effect to such redesignation and the Incurrence of any such additional Indebtedness, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture and (iii) the Liens of such Unrestricted Subsidiary could then be incurred in accordance with the "Limitation on Liens" covenant set forth in the Indenture as of the date of such redesignation.
Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) all previous Investments by the Company and its Restricted Subsidiaries in such Restricted Subsidiary (net of any returns previously paid on such Investments) will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture,
(ii) immediately after giving effect to such designation and reduction of amounts available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture and (iii) no Default or Event of Default shall have occurred or be continuing. Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness or portion thereof, at any date, the number of years obtained by dividing
(i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (a) above.

    "WHOLLY OWNED SUBSIDIARY" of any Person means (i) a Subsidiary, of which 100 percent of the Common Equity (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or
(ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Common Equity of such entity.

    "WORKING CAPITAL FACILITIES" means, collectively, the Bank Credit Facility and one or more other facilities among the Company, any Subsidiary Guarantor and one or more lenders pursuant to which the Company or any Subsidiary Guarantor may Incur Indebtedness for working capital purposes or to finance the acquisition, holding or development of property by the Company and the Restricted Subsidiaries (including the financing of any related interest reserve), as any such facility may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, or restructuring (including, without limitation, the inclusion of additional borrowers thereunder that are Unrestricted Subsidiaries), all or any portion of the Indebtedness under such facility or any successor facilities and includes any facility with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facility.

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CERTAIN COVENANTS

    DISPOSITION OF PROCEEDS OF ASSET SALES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless

    (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value for the shares or assets sold or otherwise disposed of; PROVIDED that the aggregate Fair Market Value of the consideration received from any Asset Sale that is not in the form of cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars) will not, when aggregated with the Fair Market Value of all other noncash consideration received by the Company and its Restricted Subsidiaries from all previous Asset Sales since the date of the Indenture that has not been converted into cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars), exceed five percent of the Consolidated Tangible Assets of the Company at the time of the Asset Sale under consideration, and

    (ii) the Company will apply or will cause one or more of its Restricted Subsidiaries to apply an amount equal to the aggregate Net Proceeds received by the Company or any Restricted Subsidiary from all Asset Sales occurring subsequent to the date of the Indenture as follows: (A) to repay any outstanding Indebtedness of the Company that is not subordinated to the Notes or other Indebtedness of the Company, or to the payment of any Indebtedness of any Restricted Subsidiary that is not subordinated to the Subsidiary Guarantee of such Restricted Subsidiary, in each case within one year after such Asset Sale; or (B) to acquire properties and assets that will be used in the businesses of the Company and its Restricted Subsidiaries existing on the date of the Indenture within one year after such Asset Sale,

PROVIDED, HOWEVER, that (x) in the case of applications contemplated by clause (ii)(A) the payment of such Indebtedness will result in a permanent reduction in committed amounts, if any, under the Indebtedness repaid at least equal to the amount of the payment made, (y) in the case of applications contemplated by clause (ii)(B), the Board of Directors has, within such one year period, adopted in good faith a resolution committing such Net Proceeds to such use and (z) none of such Net Proceeds shall be used to make any Restricted Payment.

    The amount of such Net Proceeds neither used to repay the Indebtedness described above nor used or invested as set forth in the preceding sentence constitutes "Excess Proceeds." Notwithstanding the above, any Asset Sale that is subject to the "Limitations on Mergers and Consolidations" covenant set forth in the Indenture will not be subject to the "Disposition of Proceeds of Asset Sales" covenant set forth in the Indenture.

    The Indenture also provides that, notwithstanding the foregoing, to the extent the Company or any of its Restricted Subsidiaries receives securities or other noncash property or assets as proceeds of an Asset Sale, the Company will not be required to make any application of such noncash proceeds required by clause (a) of the "Disposition of Proceeds of Asset Sale" covenant set forth in the Indenture until it receives cash or cash equivalent proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such noncash property. Any amounts deferred pursuant to the preceding sentence will be applied in accordance with clause (a) of the "Disposition of Proceeds of Asset Sale" covenant set forth in the Indenture when cash or cash equivalent proceeds are thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such noncash property.

    The Indenture also provides that, when the aggregate amount of Excess Proceeds equals $10,000,000 or more, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all Holders (an "Excess Proceeds Offer"), and will purchase from Holders accepting such Excess Proceeds Offer on the date fixed for the closing of such Excess Proceeds Offer (the "Asset Sale Offer Date"), the maximum principal amount (expressed as a multiple

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of $1,000) of Notes plus accrued and unpaid interest thereon, if any, to the
Asset Sale Offer Date that may be purchased and paid, as the case may be, out of the Excess Proceeds, at an offer price (the "Asset Sale Offer Price") in cash in an amount equal to 100 percent of the principal amount thereof plus accrued and unpaid interest, if any, to the Asset Sale Offer Date, in accordance with the procedures set forth in the "Disposition of Proceeds of Asset Sale" covenant in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, then the Company may use such Excess Proceeds, or a portion thereof, for general corporate purposes in the business of the Company and its Restricted Subsidiaries existing on the date of the Indenture. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

    In addition, the Indenture provides that, within 30 days after the date on which the amount of Excess Proceeds equals $10,000,000 or more, the Company (with notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, to all Persons who were Holders on the date such Excess Proceeds equaled $10,000,000, at their respective addresses appearing in the Security Register, a notice of such occurrence and of such Holders' rights arising as a result thereof. The Indenture also provides that:

        (a) In the event the aggregate principal amount of Notes surrendered by Holders together with accrued interest thereon exceeds the amount of Excess Proceeds, the Company will select the Notes to be purchased on a pro rata basis from all Notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Excess Proceeds remaining are less than $1,000, the Company may use such Excess Proceeds for general corporate purposes. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

        (b) Not later than one Business Day after the Asset Sale Offer Date in connection with which the Excess Proceeds Offer is being made, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Excess Proceeds Offer (on a pro rata basis if required), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and
    (iii) deliver to the Paying Agent an Officers' Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders so accepted payment in an amount equal to the Asset Sale Offer Price of the Notes purchased from each such Holder, and the Company will execute and upon receipt of an Officers' Certificate of the Company the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Excess Proceeds Offer promptly after the Asset Sale Offer Date.

        (c) Any Excess Proceeds Offer will be conducted by the Company in compliance with applicable law, including, without limitation,
    Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

        (d) Whenever Excess Proceeds are received by the Company, and prior to the allocation of such Excess Proceeds pursuant to this covenant, such Excess Proceeds will be set aside by the Company in a separate account to be held in trust for the benefit of the Holders; PROVIDED, HOWEVER, that in the event the Company will be unable to set aside such Excess Proceeds in a separate account because of provisions of applicable law or of the Working Capital Facilities, the Company will not be required to set aside such Excess Proceeds.

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
        (e) Notwithstanding the foregoing, an Excess Proceeds Offer may be made by one or more Restricted Subsidiaries in lieu of the Company.

    There can be no assurance that sufficient funds will be available at the time of an Excess Proceeds Offer to make any required repurchases. The Company's failure to make or to cause one or more Restricted Subsidiaries to make any required repurchases in the event of an Excess Proceeds Offer will create an Event of Default under the Indenture.

    LIMITATIONS ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any Restricted Payment, directly or indirectly, after the date of the Indenture if at the time of such Restricted Payment:

    (i) the amount of such proposed Restricted Payment (the amount of such Restricted Payment, if other than in cash, will be determined in good faith by a majority of the disinterested members of the Board of Directors of the Company), when added to the aggregate amount of all Restricted Payments declared or made after the date of the Indenture, exceeds the sum of:

        (1) $100 million, plus

        (2) 50 percent of the Company's Consolidated Net Income accrued during the period (taken as a single period) commencing April 1, 2002 and ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Restricted Payment is to occur (or, if such aggregate Consolidated Net Income is a deficit, minus 100 percent of such aggregate deficit), PLUS

        (3) the net cash proceeds derived from the issuance and sale of Capital Stock of the Company and its Restricted Subsidiaries that is not Disqualified Stock (other than a sale to a Subsidiary of the Company) after the date of the Indenture, PLUS

        (4) 100 percent of the principal amount of, or, if issued at a discount, the accreted value of, any Indebtedness of the Company or a Restricted Subsidiary which is issued (other than to a Subsidiary of the Company) after the date of the Indenture that is converted into or exchanged for Capital Stock of the Company that is not Disqualified Stock, PLUS

        (5) 100 percent of the aggregate amounts received by the Company or any Restricted Subsidiary from the sale, disposition or liquidation (including by way of dividends) of any Investment (other than to any Subsidiary of the Company and other than to the extent sold, disposed of or liquidated with recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets) but only to the extent (x) not included in clause (2) above and (y) that the making of such Investment constituted a permitted Restricted Investment, PLUS

        (6) 100 percent of the principal amount of, or if issued at a discount, the accreted value of, any Indebtedness or other obligation that is the subject of a guarantee by the Company which is released (other than due to a payment on such guarantee) after the date of the Indenture, but only to the extent that such guarantee constituted a permitted Restricted Payment; or

    (ii) the Company would be unable to incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture; or

    (iii) a Default or Event of Default has occurred and is continuing or occurs as a consequence thereof.

    Notwithstanding the foregoing, the provisions of the "Limitation on Restricted Payments" covenant set forth in the Indenture will not prevent:

    (i) the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of the Indenture on the date of declaration,

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provided that (x) such dividend will be deemed to have been paid as of its date of declaration for the purposes of this covenant and (y) at the time of payment of such dividend no other Default or Event of Default shall have occurred and be continuing or would result therefrom;

    (ii) the retirement of shares of the Company's Capital Stock or the Company's or a Restricted Subsidiary of the Company's Indebtedness for, or out of the net proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of, other shares of its Capital Stock (other than Disqualified Stock), provided that the proceeds of any such sale will be excluded in any computation made under clause (3) above;

    (iii) the redemption, repurchase, defeasance or retirement for value of Indebtedness, including premium, if any, with the proceeds of Refinancing Indebtedness;

    (iv) payments or distributions pursuant to or in connection with a merger, consolidation or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any Guarantor; or

    (v) any purchase, redemption, retirement or other acquisition for value of Capital Stock of the Company or any Subsidiary held by officers or employees or former officers or employees of the Company or any Subsidiary (or their estates or beneficiaries under their estates) not to exceed $500,000 in any calendar year and $5 million in the aggregate since the Issue Date.

    LIMITATIONS ON ADDITIONAL INDEBTEDNESS. The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to, Incur any Indebtedness including Acquisition Indebtedness; PROVIDED that the Company and the Subsidiary Guarantors may Incur Indebtedness, including Acquisition Indebtedness, if, after giving effect thereto and the application of the proceeds therefrom, either
(i) the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0 or (ii) the ratio of Indebtedness of the Company and the Restricted Subsidiaries to Consolidated Tangible Net Worth is less than
2.25 to 1.

    Notwithstanding the foregoing, the provisions of the Indenture will not prevent:

    (i) the Company or any Subsidiary Guarantor from Incurring (A) Refinancing Indebtedness or (B) Non-Recourse Indebtedness,

    (ii) the Company from Incurring Indebtedness evidenced by the Notes issued on the Issue Date or the Exchange Notes,

    (iii) the Company or any Subsidiary Guarantor from Incurring Indebtedness under Working Capital Facilities not to exceed the greater of $150 million or 15% of Consolidated Tangible Assets,

    (iv) any Subsidiary Guarantee of Indebtedness of the Company under the Notes,

    (v) the Company and its Restricted Subsidiaries from Incurring Indebtedness under any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money),

    (vi) any Subsidiary Guarantor from guaranteeing Indebtedness of the Company or any other Subsidiary Guarantor, or the Company from guaranteeing Indebtedness of any Subsidiary Guarantor, in each case permitted to be Incurred under the Indenture (other than Non-Recourse Indebtedness),

    (vii) (a) any Restricted Subsidiary from Incurring Indebtedness owing to the Company or any Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary; PROVIDED that (I) such Indebtedness is subordinated to any Subsidiary Guarantee of such Restricted Subsidiary, if any, and (II) such Indebtedness shall only be permitted pursuant to this clause (vii)(a) for so long as

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the Person to whom such Indebtedness is owing is the Company or a Subsidiary
Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary, and (b) the Company from Incurring Indebtedness owing to any Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary; PROVIDED that (I) such Indebtedness is subordinated to the Company's obligations under the Notes and the Indenture, and (II) such Indebtedness shall only be permitted pursuant to this clause (vii)(b) for so long as the Person to whom such Indebtedness is owing is a Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary,

    (viii) the Company and any Subsidiary Guarantor from Incurring Indebtedness under Capitalized Lease Obligations or purchase money obligations, in each case Incurred for the purpose of acquiring or financing all or any part of the purchase price or cost of construction or improvement of property or equipment used in the business of the Company or such Subsidiary Guarantor, as the case may be, in an aggregate amount not to exceed $20 million, and

    (ix) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed $20 million.

    The Company shall not, and the Company will not cause or permit any Subsidiary Guarantor that is a Restricted Subsidiary to, directly or indirectly, in any event Incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

    For purposes of determining compliance with this "Limitations on Additional Indebtedness" covenant, in the event an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses of this covenant, the Company, in its sole discretion, shall classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be Incurred at the time of such reclassification.

    LIMITATIONS AND RESTRICTIONS ON ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not permit any Restricted Subsidiary to issue, or permit to be outstanding at any time, Preferred Stock or any other Capital Stock constituting Disqualified Stock other than any such Capital Stock issued to or held by the Company or any Restricted Subsidiary of the Company which is a Wholly Owned Subsidiary.

    CHANGE OF CONTROL. The Indenture provides that, following the occurrence of any Change of Control, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase (a "Change of Control Offer") from all Holders, and will purchase from Holders accepting such Change of Control Offer on the date fixed for the closing of such Change of Control Offer (the "Change of Control Payment Date"), the outstanding principal amount of Notes at an offer price (the "Change of Control Price") in cash in an amount equal to 101 percent of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date in accordance with the procedures set forth in the "Change of Control" covenant of the Indenture.

    In addition, the Indenture provides that, within 30 days after the date on which a Change of Control occurs, the Company (with Notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage pre-paid, to all Persons who were Holders on the date of the Change of Control at their respective addresses appearing in the Security Register, a notice of such occurrence and of such Holder's rights arising as a result thereof.

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
    The Indenture also provides that:

        (a) In the event of a Change of Control Offer, the Company will only be required to accept Notes in denominations of $1,000 or integral multiples thereof.

        (b) Not later than one Business Day after the Change of Control Payment Date in connection with which the Change of Control Offer is being made, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Change of Control Price of the Notes purchased from each such Holder, and the Company will execute and, upon receipt of an Officer's Certificate of the Company, the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer promptly after the Change of Control Payment Date.

        (c) Any Change of Control Offer will be conducted by the Company in compliance with applicable law, including, without limitation,
    Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

    The Company may enter into other arrangements or Incur other Indebtedness with similar change of control obligations. There can be no assurance that sufficient funds will be available at the time of a Change of Control to make any required repurchases. The Company's failure to make any required repurchases in the event of a Change of Control Offer will create an Event of Default under the Indenture.

    No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether a Change of Control has occurred and exercise any remedies such Holder may have upon a Change of Control.

    LIMITATIONS ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any Investment, loan, advance, guarantee or capital contribution to or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, (i) any Affiliate of the Company or any Affiliate of the Company's Subsidiaries or (ii) any Person (or any Affiliate of such person) holding 10 percent or more of the Common Equity of the Company or any of its Subsidiaries (each an "Affiliate Transaction"), except on terms that are no less favorable to the Company or the relevant Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's length basis from a person that is not an Affiliate.

    The Indenture also provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any Affiliate Transaction involving or having a value of more than $5 million, unless, in each case, such Affiliate Transaction has been approved by a majority of the disinterested members of the Company's Board of Directors.

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    The Indenture also provides that the Company will not, and will not permit any of its Subsidiaries to, enter into an Affiliate Transaction involving or having a value of more than $20 million unless the Company has delivered to the Trustee an opinion of an Independent Financial Advisor to the effect that the transaction is fair to the Company or the relevant Subsidiary, as the case may be, from a financial point of view.

    The Indenture also provides that, notwithstanding the foregoing, an Affiliate Transaction will not include (i) any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of, employees of the Company or its Subsidiaries (in their capacity as such) that has been approved by the Company's Board of Directors, (ii) Capital Stock issuances to members of the Board of Directors, officers and employees, of the Company or its Subsidiaries pursuant to plans approved by the stockholders of the Company,
(iii) any Restricted Payment otherwise permitted under the "Limitations on Restricted Payments" covenant set forth in the Indenture, (iv) any transaction between the Company and a Restricted Subsidiary or a Restricted Subsidiary and another Restricted Subsidiary or (v) any transaction pursuant to the tax sharing agreement, the agreement with Beazer Homes Ltd. regarding use of name and the cross-indemnity agreement, in each case with the Company's former parent or affiliates, as such agreements are in effect on the date of the Indenture.

    LIMITATIONS ON LIENS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its or their assets, property, income or profits therefrom unless contemporaneously therewith or prior thereto all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien. The Indenture also provides that no Liens will be permitted to be created or suffered to exist on any Indebtedness from the Company in favor of any Restricted Subsidiary and that such Indebtedness will not be permitted to be sold, disposed of or otherwise transferred.

    LIMITATIONS ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Restricted Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Company or any of its other Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its other Restricted Subsidiaries, or
(iii) transfer any of its properties or assets to the Company or any of its other Restricted Subsidiaries, except for encumbrances or restrictions existing under or by reason of (a) applicable law, (b) covenants or restrictions contained in the agreements evidencing Existing Indebtedness as in effect on the date of the Indenture, (c) any restrictions or encumbrances arising under Acquisition Indebtedness; PROVIDED that such encumbrance or restriction applies only to the obligor on such Indebtedness and its Subsidiaries and that such Acquisition Indebtedness was not incurred by the Company or any of its Subsidiaries or by the Person being acquired in connection with or in anticipation of such acquisition, (d) any restrictions or encumbrances arising in connection with Refinancing Indebtedness; PROVIDED that any restrictions and encumbrances of the type described in this clause (d) that arise under such Refinancing Indebtedness are not more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded, refinanced, replaced or extended, (e) any agreement restricting the sale or other disposition of property securing Indebtedness permitted by the Indenture if such agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make loans or advances, and (f) reasonable and customary borrowing base covenants set forth in agreements evidencing Indebtedness otherwise permitted by the Indenture, which covenants restrict or limit the distribution of revenues or sale proceeds from real estate or a real estate project based upon the amount of indebtedness outstanding on such real estate or real estate

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project and the value of some or all of the remaining real estate or the project's remaining assets, and customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any of its Restricted Subsidiaries.

    MAINTENANCE OF CONSOLIDATED TANGIBLE NET WORTH. The Indenture provides that:

        (a) In the event that the Consolidated Tangible Net Worth of the Company is less than $85 million at the end of any two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to in the Indenture as the "Deficiency Date"), within 30 days after the end of each such period or 60 days in the event that the end of the period is the end of the Company's fiscal year, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all Holders (a "Net Worth Offer"), and will purchase from Holders accepting such Net Worth Offer on the date fixed for the closing of such Net Worth Offer (the "Net Worth Offer Date"), 10 percent of the original outstanding principal amount of the Notes (the "Net Worth Amount") at an offer price (the "Net Worth Offer Price") in cash in an amount equal to 100 percent of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Net Worth Offer Date; PROVIDED that no such offer shall be required if, following such two fiscal quarters but prior to the date the Company is required to make such offer, capital in cash or cash equivalents is contributed to the Company in an Equity Offering sufficient to increase the Company's Consolidated Tangible Net Worth after giving effect to such contribution to an amount equal to or greater than $85 million. To the extent that the aggregate amount of Notes tendered pursuant to a Net Worth Offer is less than the Net Worth Amount relating thereto, then the Company may use the excess of the Net Worth Amount over the amount of Notes tendered, or a portion thereof, for general corporate purposes. In no event shall the Company's failure to meet the Consolidated Tangible Net Worth threshold at the end of any fiscal quarter be counted toward the making of more than one Net Worth Offer. The Company may reduce the principal amount of Notes to be purchased pursuant to the Net Worth Offer by subtracting
    100 percent of the principal amount (excluding premium) of Notes acquired by the Company or any Wholly Owned Subsidiary subsequent to the Deficiency Date and surrendered for cancellation through purchase, redemption (other than pursuant to this covenant) or exchange, and that were not previously used as a credit against any obligation to repurchase Notes pursuant to this covenant.

        (b) Subject to the proviso contained in paragraph (a) above, in the event that the Consolidated Tangible Net Worth of the Company is less than $85 million at the end of any two consecutive fiscal quarters, within 30 days after the end of such period, the Company (with notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage pre-paid, to all Persons who were Holders on the date of the end of the second such consecutive fiscal quarter, at their respective addresses appearing in the Security Register, a notice of such occurrence and of each Holder's rights arising as a result thereof. Such notice will contain all instructions and materials necessary to enable Holders to tender their Notes to the Company.

        (c) In the event that the aggregate principal amount of Notes surrendered by Holders exceeds the Net Worth Amount, the Company will select the Notes to be purchased on a pro rata basis from all Notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Net Worth Amount remaining is less than $1,000, the Company may use such Net Worth Amount for general corporate purposes. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

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        (d) Not later than one Business Day after the Net Worth Offer Date in connection with which the Net Worth Offer is being made, the Company will
    (i) accept for payment Notes or portions thereof tendered pursuant to the Net Worth Offer (on a pro rata basis if required pursuant to the "Maintenance of Consolidated Tangible Net Worth" covenant set forth in the Indenture), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Net Worth Offer Price of the Notes purchased from each such Holder, and the Company will execute and the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Net Worth Offer promptly after the Net Worth Offer Date.

        (e) Any Net Worth Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

    There can be no assurance that sufficient funds will be available at the time of a Net Worth Offer to make any required repurchases. The Company's failure to make any required repurchases in the event of a Net Worth Offer will create an Event of Default under the Indenture.

    LIMITATIONS ON MERGERS AND CONSOLIDATIONS. The Indenture provides that neither the Company nor any Subsidiary Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Notes, the Guarantees or the Indenture (as an entirety or substantially in one transaction or series of related transactions), to any Person or permit any of its Restricted Subsidiaries to do any of the foregoing (in each case other than with the Company or another Wholly Owned Restricted Subsidiary) unless:

    (i) the Person formed by or surviving such consolidation or merger (if other than the Company or such Subsidiary Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the "Successor"), is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or such Subsidiary Guarantor, as the case may be, under the Notes or such Subsidiary Guarantor's Subsidiary Guarantee, as the case may be, and the Indenture,

    (ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing,

    (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Tangible Net Worth of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction and

    (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be such that the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be entitled to Incur at least $1.00 of additional Indebtedness under such Consolidated Fixed Charge Coverage Ratio test in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture.

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    The foregoing provisions shall not apply to a transaction involving the consolidation or merger of a Subsidiary Guarantor with or into another Person, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, that results in such Subsidiary Guarantor being released from its Subsidiary Guarantee as provided under "The Subsidiary Guarantees" above.

    No quantitative or other established meaning has been given to the phrase "all or substantially all" by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether the Company has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such Holder may have upon the occurrence of any such transaction.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture:

    (i) the failure by the Company to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

    (ii) the failure by the Company to pay the principal or premium of any Note when the same becomes due and payable at maturity, upon acceleration or otherwise (including the failure to make payment pursuant to a Change of Control Offer, a Net Worth Offer or an Excess Proceeds Offer);

    (iii) the failure by the Company or any of its Subsidiaries to comply with any of its agreements or covenants in, or provisions of, the Notes, the Subsidiary Guarantees or the Indenture and such failure continues for the period and after the notice specified below;

    (iv) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries that has an outstanding principal amount of $10 million or more in the aggregate;

    (v) the failure by the Company or any of its Subsidiaries to make any principal or interest payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries with an outstanding aggregate amount of $10 million or more within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness); PROVIDED, that if such failure to pay shall be remedied, waived or extended, then the Event of Default hereunder shall be deemed likewise to be remedied, waived or extended without further action by the Company;

    (vi) a final judgment or judgments that exceed $10 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

    (vii) the Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

       (A) commences a voluntary case,

       (B) consents to the entry of an order for relief against it in an involuntary case,

       (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

       (D) makes a general assignment for the benefit of its creditors;

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    (viii) a court of competent jurisdiction enters an order or decree under any
Bankruptcy Law that:

       (A) is for relief against the Company or any Material Subsidiary as debtor in an involuntary case,

       (B) appoints a Custodian of the Company or any Material Subsidiary or a Custodian for all or substantially all of the property of the Company or any Material Subsidiary, or

       (C) orders the liquidation of the Company or any Material Subsidiary and the order or decree remains unstayed and in effect for 60 days; or

    (ix) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and the Subsidiary Guarantee).

    A Default as described in sub-clause (iii) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least
25 percent in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." If such a Default is cured within such time period, it ceases.

    If an Event of Default (other than an Event of Default specified in sub-clauses (vii) and (viii) above) shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 25 percent in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the Notes, as determined pursuant to the provisions of the "Acceleration" section of the Indenture, will be due and payable immediately. If an Event of Default with respect to the Company specified in sub-clauses (vii) and
(viii) above occurs, such an amount will IPSO FACTO become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder. The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive such Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

    The Holders may not enforce the provisions of the Indenture, the Notes or the Subsidiary Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes or that resulted from the failure to comply with the covenant entitled Change of Control) if the Trustee determines that withholding such notice is in the Holders' interest.

    The Company is required to deliver to the Trustee a quarterly statement regarding compliance with the Indenture, and include in such statement, if any Officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default and any other development, financial or otherwise, which might materially affect its business, properties or affairs or the ability of the Company to perform its obligations under the Indenture.

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REPORTS

    The Indenture provides that, as long as any of the Notes are outstanding, the Company will deliver to the Trustee and mail to each Holder within 15 days after the filing of the same with the Commission copies of the quarterly and annual reports and of the information, documents and other reports with respect to the Company and the Subsidiary Guarantors, if any, which the Company and the Subsidiary Guarantors may be required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that neither the Company nor any of the Guarantors may be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will continue to file with the Commission and provide the Trustee and Holders with such annual and quarterly reports and such information, documents and other reports with respect to the Company and the Subsidiary Guarantors as are required under Sections 13 and 15(d) of the Exchange Act. If filing of documents by the Company with the Commission as aforementioned in this paragraph is not permitted under the Exchange Act, the Company shall promptly upon written notice supply copies of such documents to any prospective holder. The Company and each Subsidiary Guarantor will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

DISCHARGE OF INDENTURE

    The Indenture permits the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture, other than the obligation to pay interest on and the principal of the Notes and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. Government Obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity or redemption, as the case may be, and to pay all other sums payable by the Company and the Subsidiary Guarantors under the Indenture as they become due and
(ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

    In addition, the Indenture permits the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture (including the obligations to pay interest on and the principal of the Notes and certain other obligations), at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. Government Obligations in an amount sufficient (without regard to reinvestment of any interest thereon), in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate thereof delivered to the Trustee, to pay principal of and interest on the Notes to their maturity or redemption, as the case may be, and to pay all other sums payable by the Company and the Subsidiary Guarantors under the Indenture as they become due and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel that the Company has received from the Internal Revenue Service a ruling or that since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

TRANSFER AND EXCHANGE

    A Holder will be able to transfer or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate

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endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

AMENDMENT, SUPPLEMENT AND WAIVER

    Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Notes) under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes or waive any provision of the Indenture to cure any ambiguity, defect or inconsistency, to comply with the "Limitations on Mergers and Consolidations" section set forth in the Indenture; to provide for uncertificated Notes in addition to certificated Notes; to make any change that does not adversely affect the legal rights under the Indenture of any Holder; to comply with or qualify the Indenture under the Trust Indenture Act; or to reflect a Subsidiary Guarantor ceasing to be liable on the Subsidiary Guarantees because it is no longer a Subsidiary of the Company.

    Without the consent of each Holder affected, the Company may not

    (i) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver,

    (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Note,

    (iii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to redemption under the "Optional Redemption" section set forth in the Indenture or with respect to mandatory offers to repurchase Notes pursuant to the "Disposition of Proceeds of Asset Sales," "Change of Control" and "Maintenance of Consolidated Tangible Net Worth" covenants set forth in the Indenture,

    (iv) make any Note payable in money other than that stated in the Note,

    (v) make any change in the "Waiver of Past Defaults and Compliance with Indenture Provisions", "Rights of Holders to Receive Payment" or, in part, the "With Consent of Holders" sections set forth in the Indenture,

    (vi) modify the ranking or priority of the Notes or any Subsidiary
Guarantee,

    (vii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture, or

    (viii) waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes.

    The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

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NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR
EMPLOYEES

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company, any Subsidiary Guarantor or any successor Person thereof. Each Holder, by accepting such Notes waives and releases all such liability.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

    The Indenture, the Notes and the Subsidiary Guarantees are governed by the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM OF NOTES

    The notes will be represented by one or more global notes, referred to herein as global notes, in definitive form. The global notes will be deposited on the Issue Date with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Cede & Co. is referred to herein as the global note holder. The global notes will be subject to certain restrictions on transfer and will bear the legend regarding these restrictions set forth under the heading "Notice to Investors." DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

    We have been advised by DTC of the following:

    DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, referred to herein as participants, including the Euroclear System and Clearstream Banking, Societe Anonyme, Luxembourg, and to facilitate the clearance and settlement of transactions in these securities between participants through electronic book-entry changes in accounts of its participants. DTC's participants include securities brokers and dealers (including the initial purchasers of the notes), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC's participants or indirect participants. Pursuant to procedures established by

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DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's participants) and the records of DTC's participants (with respect to the interests of DTC's indirect participants).

    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

    So long as the global note holder is the registered owner of any notes, it will be considered the sole holder of outstanding notes represented by such global notes under the indenture governing the notes. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the indenture governing the notes for any purpose, including with respect to the giving of any directions, instructions, or approvals to the trustee thereunder. Neither we, the guarantors of the notes or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

    Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a global note holder on the applicable record date will be payable by the trustee to or at the direction of such global note holder in its capacity as the registered holder under the indenture governing the notes. Under the terms of such indenture, Beazer and the Trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Beazer nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's participants and indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's participants or indirect participants.

    Subject to certain conditions, any person having a beneficial interest in the global notes may, upon request to the trustee and confirmation of such beneficial interest by DTC, its participants or indirect participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the trustee is required to register such notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form and would be subject to the legal requirements described in Indenture. In addition, if (i) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture governing the notes, then, upon surrender by the relevant global note holder of its global note, notes in such form will be issued to each person that such global note holder and DTC identifies as being the beneficial owner of the related notes.

    Neither Beazer nor the trustee will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes and Beazer and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

    The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes material United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary deals only with holders that will hold the notes as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons holding the notes as part of a hedging or conversion transaction, a straddle or a constructive sale, and persons whose functional currency is not the United States dollar. In addition, this discussion does not consider the effect of any estate, gift or other tax laws.

    As used in this summary: "United States Holder" means a beneficial owner of the notes, who or that: is a citizen or resident of the United States; is a corporation, partnership or other entity created or organized in or under the laws of the United States or political subdivision thereof; is an estate the income of which is subject to United States federal income taxation regardless of its source; or is a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable United States treasury regulations to be treated as a United States person; A "Foreign Holder" is a beneficial owner of notes that is not a United States Holder; "Code" means the United States Internal Revenue Code of 1986, as amended to date; and "IRS" means the United States Internal Revenue Service.

    THE DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS BELOW IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, THE APPLICABLE UNITED STATES TREASURY REGULATIONS PROMULGATED AND PROPOSED UNDER THE CODE, JUDICIAL DECISIONS AND ADMINISTRATIVE INTERPRETATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

UNITED STATES HOLDER

    INTEREST

    A United States Holder will be required to include in gross income the stated interest on a note at the time that such interest accrues or is received, in accordance with the United States Holder's regular method of accounting for United States federal income tax purposes. The notes are not expected to be issued with original issue discount and the remainder of this section so assumes.

    SALE, EXCHANGE, OR RETIREMENT OF THE NOTES

    A United States Holder's tax basis in a note generally will be its cost. A United States Holder generally will recognize gain or loss on the sale, exchange or retirement (including a redemption) of a note in an amount equal to the difference between the amount of cash plus the fair market value of any property received, other than any such amount attributable to accrued interest (which will be taxable as such if not previously included in income), and the United States Holder's tax basis in the note. Gain or loss recognized on the sale, exchange or retirement of a note generally will be capital gain or loss. In the case of a non-corporate United States Holder, the federal tax rate applicable to capital gains will depend upon the United States Holder's holding period for the notes, with a

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preferential rate available for notes held for more than one year, and upon the
United States Holder's marginal tax rate for ordinary income. The deductibility of capital losses may be subject to limitations.

THE EXCHANGE OFFER

    Pursuant to the exchange offer, holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered with the SEC and therefore will not be subject to transfer restrictions. We believe that the exchange pursuant to the exchange offer as described above will not result in a taxable event. Accordingly,

    - no gain or loss will be realized by a U.S. Holder upon receipt of a new note,

    - the holding period of the new note will include the holding period of the original note exchanged therefor, and

    - the adjusted tax basis of the new note will be the same as the adjusted tax basis of the original note exchanged at the time of such exchange.

FOREIGN HOLDERS

    INTEREST

    Payments of interest on a note to a Foreign Holder will not be subject to United States federal withholding tax provided that:

    - the holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock;

    - the holder is not a controlled foreign corporation that is related to us through stock ownership;

    - the holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

    - either (a) the beneficial owner of the note certifies to us or our paying agent, under penalties of perjury, that it is not a United States person and provides its name and address on IRS Form W-8BEN (or a suitable substitute form) or (b) a securities clearing organization, bank, or other financial institution that holds the notes on behalf of such Foreign Holders in the ordinary course of its trade or business certifies to us or our paying agent, under penalties of perjury, that IRS Form W-8BEN or IRS Form W-8IMY (or a suitable substitute form) has been received from the beneficial owner by it or by another financial institution and furnishes to us or our paying agent a copy thereof.

    For purposes of this summary, we refer to this exemption from United States federal withholding tax as the "Portfolio Interest Exemption." Under United States treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, the certification under penalties of perjury described above may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

    The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

    A Foreign Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by the Foreign Holder. Such effectively connected income received by a Foreign Holder, that is a corporation, may be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

    To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the Foreign Holder must provide a properly executed IRS Form W-8 BEN or IRS Form W-8 ECI (or a suitable substitute form), as applicable, prior to the payment of interest. These forms must be periodically updated. United States treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, require Foreign Holders or, under certain circumstances, a qualified intermediary to file a withholding certificate with our withholding agent to obtain the benefit of an applicable tax treaty providing for a lower rate of withholding tax. Such certificate must contain, among other information, the name, address and the United States taxpayer identification number of the Foreign Holder.

    Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

    SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or retirement (including a redemption) of notes unless

(1) the holder is an individual who was present in the United States for an aggregate of 183 or more days during the taxable year of the sale, exchange or retirement and other conditions are met,

(2) the gain is effectively connected with the conduct of a trade or business of the holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder or

(3) a Foreign Holder is subject to tax pursuant to the provisions of the United States federal income tax law applicable to certain expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Backup withholding and information reporting may apply to payments of interest on a note and to the proceeds of the sale, redemption or other disposition of a note. We, our paying agent or a broker, as the case may be, will be required to withhold from any payment a backup withholding tax if a United States Holder (other than an exempt recipient such as a corporation)
(1) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (2) is notified by the IRS that he has failed to report payments of interest or dividends properly or (3) fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Pursuant to legislation enacted in 2001, the backup withholding rate is 30% for calendar years 2002 and 2003; 29% for calendar years 2004 and 2005 and 28% for calendar years 2006 through 2010. This legislation is scheduled to expire and the backup withholding rate will be 31% for amounts paid after December 31, 2010 unless Congress enacts legislation providing otherwise. A United States Holder will generally be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to the applicable payor.

    Information reporting requirements will apply to payments of interest to Foreign Holders where such interest is subject to withholding or is exempt from United States withholding tax pursuant to a tax treaty, or where such interest is exempt from United States tax under the Portfolio Interest

Exemption discussed above. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

    The payment of the proceeds from the disposition of notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Foreign Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a "United States related person" will not be subject to information reporting or backup withholding. For this purpose, a "United States related person" is:

    - a "controlled foreign corporation" for United States federal income tax purposes;

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence), is derived from activities that are effectively connected with the conduct of a United States trade or business; or

    - a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in the United States treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or if at any time during its taxable year, such foreign partnership is engaged in a trade or business in the United States.

    In the case of the payment of proceeds from the disposition of notes to or through a non-United States office of a broker that is either a United States person or a United States related person, United States treasury regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no knowledge to the contrary.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

    United States treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, will generally expand the circumstances under which information reporting and backup withholding may apply. Holders of notes should consult their tax advisors regarding the application of the information and reporting and backup withholding rules, including such United States treasury regulations.

                              PLAN OF DISTRIBUTION

    If you wish to exchange your original notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer--Exchange Offer Procedures" in this prospectus and in the letter of transmittal. In addition, each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 180 days after the date of this prospectus for use in connection with any such resale.

    We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    For a period of 180 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The legality of the new notes offered in this prospectus and other matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                    EXPERTS

    Our consolidated financial statements as of and for each of the three years in the period ended September 30, 2001, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements as of and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus by reference from Crossmann's Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The combined financial statements of April Corporation and Sanford Homes of Colorado, LLLP incorporated in this prospectus by reference to our Form 8-K/A dated October 15, 2001 have been audited by KPMG LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OF OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF OR THAT THERE HAS NOT BEEN A CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                August   , 2002


                                     [LOGO]

                             BEAZER HOMES USA, INC.

                             OFFER TO EXCHANGE ITS
                         8 3/8% SENIOR NOTES DUE 2012,
                        WHICH HAVE BEEN REGISTERED UNDER
                          THE SECURITIES ACT OF 1933,
                          FOR ANY AND ALL OUTSTANDING
                         8 3/8% SENIOR NOTES DUE 2012,
                                 WHICH HAVE NOT
                             BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102(7) of the Delaware General Corporation Law, the DGCL, enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director's fiduciary duties, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

    Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

    Beazer's Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL.

    Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. Beazer maintains a policy insuring its directors and officers and directors and officers of its subsidiary companies, to the extent they may be required or permitted to indemnify such directors or officers, against certain liabilities arising from acts or omission in the discharge of their duties that they shall become legally obligated to pay.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                  TITLE
-------                 -----
        2.1             Agreement and Plan of Merger among Beazer Homes USA, Inc.
                        Beazer Homes Investment Corp., and Crossmann
                        Communities Inc. dated as of January 29, 2002(1)
        3.1             Amended and Restated Certificate of Incorporation of the
                        Company(2)
        3.2             Amended and Restated By-laws of the Company(2)
        3.3             Certificate of Designations of Series B Junior Participating
                        Preferred Stock of Beazer(2)

EXHIBIT
NUMBER                  TITLE
-------                 -----
        4.1             Indenture dated as of March 25, 1998 among Beazer, its
                        subsidiaries party thereto, and U.S. Bank Trust National
                        Association, as trustee, relating to Beazer's 8 7/8% Senior
                        Notes due 2008(3)
        4.2             Form of 8 7/8% Senior Note due 2008(3)
        4.3             First Supplemental Indenture (8 7/8% Notes) dated July 20,
                        1998(4)
        4.4             Indenture dated as of May 21, 2001 among Beazer and U.S.
                        Bank Trust National Association, as trustee, related to
                        Beazer's 8 5/8% Senior Notes due 2011(5)
        4.5             Supplemental Indenture (8 5/8% Notes) dated as of May 21,
                        2001 among Beazer, its subsidiaries party thereto and U.S.
                        Bank Trust National Association, as trustee(5)
        4.6             Form of 8 5/8% Senior Notes due 2011(5)
        4.7             Specimen of Common Stock Certificate(6)
        4.8             Retirement Savings and Investment Plan (the "RSIP").(7)
        4.9             RSIP Summary Plan Description(7)
        4.10            Rights Agreement, dated as of June 21, 1996, between Beazer and First Chicago Trust Company of New York, as Rights
                        Agent(8)
        4.11**          Indenture dated as of April 17, 2002 among Beazer, the
                        Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 8 3/8% Senior Notes due 2012
        4.12**          First Supplemental Indenture dated as of April 17, 2002
                        among Beazer, the Guarantors party thereto and U.S. Bank
                        National Association, as trustee, related to Beazer's 8 3/8%
                        Senior Notes due 2012
        4.13**          Purchase Agreement dated as of April 11, 2002 among Beazer, its subsidiaries party thereto and the Initial Purchasers
                        named therein
        4.14**          Form of 8 3/8% Senior Note due 2012
        4.15**          Form of Exchange Note
        4.16**          Registration Rights Agreement dated as of April 17, 2002, by and among Beazer, the Guarantors named therein and the
                        Initial Purchasers named therein
        5.1**           Opinion of Paul, Hastings, Janofsky & Walker LLP
       10.1             Credit Agreement dated as of October 22, 1996 between Beazer and First National Bank of Chicago, as agent(9)
       10.2             First Amendment to Credit Agreement dated as of July 29,
                        1997(10)
       10.3             Second Amendment to Credit Agreement dated as of
                        December 10, 1997(11)
       10.4             Third Amendment to Credit Agreement dated as of March 19,
                        1998(12)
     21**               List of Subsidiaries of Beazer
       23.1**           Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)
       23.2*            Consent of Deloitte & Touche LLP, (Atlanta) Independent
                        Auditors
       23.3*            Consent of Deloitte & Touche LLP, (Indianapolis) Independent
                        Auditors
       23.4*            Consent of KPMG LLP, Independent Auditors
       24.1**           Power of Attorney (included in Part II of the registration statement)
       25.1**           Statement of Eligibility of U.S. Bank National Association,
                        as Trustee, on Form T-1
       99.1**           Form of Letter of Transmittal
       99.2**           Form of Notice of Guaranteed Delivery
       99.3**           Form of Letter to Registered Holders and The Depository
                        Trust Company Participants
       99.4**           Form of Letter to Clients


------------------------

   * Filed herewith.


  ** Previously filed.


 (1) Incorporated herein by reference to the exhibits to Beazer's report on Form 8-K filed on February 1, 2002.

 (2) Incorporated herein by reference to the exhibits to Beazer's report on Form S-4/A filed on March 12, 2002.

 (3) Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4 (Registration No. 333-51087) filed on April 27, 1998.

 (4) Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 1998.

 (5) Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2001.

 (6) Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-1 (Registration No. 33-72576) initially filed on December 6, 1993.

 (7) Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-8 (Registration No. 33-91904) filed on May 4, 1995.

 (8) Incorporated herein by reference to the exhibits to Beazer's report on Form 8-K filed on June 21, 1996.


 (9) Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 1996.



 (10) Incorporated herein by reference to the exhibits to Beazer's report on Form 10-Q for the quarterly period ended June 30, 1997.



 (11) Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 1997.



 (12) Incorporated herein by reference to the exhibits to Beazer's report on Form S-4 filed on April 27, 1998.


    All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.

ITEM 22. UNDERTAKINGS.

    (14)(a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) The undersigned registrant hereby undertakes, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

       (7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on the 12th day of August, 2002.


                                                       BEAZER HOMES USA, INC.

                                                       By:             /s/ IAN J. MCCARTHY
                                                            -----------------------------------------
                                                                         Ian J. McCarthy
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *
     -------------------------------------------       Non-Executive Chairman of     August 12, 2002
                   Brian C. Beazer                       the Board and Director

                                                       President, Chief Executive
                 /s/ IAN J. MCCARTHY                     Officer and Director
     -------------------------------------------         (Principal Executive        August 12, 2002
                   Ian J. McCarthy                       Officer)

                                                       Executive Vice President,
                 /s/ DAVID S. WEISS                      Chief Financial Officer
     -------------------------------------------         and Director (Principal     August 12, 2002
                   David S. Weiss                        Financial Officer)

                          *                            Vice President and
     -------------------------------------------         Controller (Principal       August 12, 2002
                   Michael T. Rand                       Accounting Officer)

                          *
     -------------------------------------------       Director                      August 12, 2002
                   Laurent Alpert

                          *
     -------------------------------------------       Director                      August 12, 2002
                Thomas B. Howard, Jr.

                          *
     -------------------------------------------       Director                      August 12, 2002
                    D. E. Mundell

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *
     -------------------------------------------       Director                      August 12, 2002
                  Maureen O'Connell

                          *
     -------------------------------------------       Director                      August 12, 2002
                   Larry T. Solari



*By:                   /s/ DAVID S. WEISS
             --------------------------------------
                         David S. Weiss,
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                  TITLE
-------                 -----
        2.1*            Agreement and Plan of Merger among Beazer Homes USA, Inc.
                        Beazer Homes Investment Corp., and Crossmann
                        Communities Inc. dated as of January 29, 2002(1)
        3.1*            Amended and Restated Certificate of Incorporation of the
                        Company(2)
        3.2*            Amended and Restated By-laws of the Company(2)
        3.3*            Certificate of Designations of Series B Junior Participating
                        Preferred Stock of Beazer
        4.1*            Indenture dated as of March 25, 1998 among Beazer, its
                        subsidiaries party thereto, and U.S. Bank Trust National
                        Association, as trustee, relating to Beazer's 8 7/8% Senior
                        Notes due 2008(3)
        4.2*            Form of 8 7/8% Senior Note due 2008(3)
        4.3*            First Supplemental Indenture (8 7/8% Notes) dated July 20,
                        1998(4)
        4.4*            Indenture dated as of May 21, 2001 among Beazer and U.S.
                        Bank Trust National Association, as trustee, related to
                        Beazer's 8 5/8% Senior Notes due 2011(5)
        4.5*            Supplemental Indenture (8 5/8% Notes) dated as of May 21,
                        2001 among Beazer, its subsidiaries party thereto and U.S.
                        Bank Trust National Association, as trustee(5)
        4.6*            Form of 8 5/8% Senior Notes due 2011(5)
        4.7*            Specimen of Common Stock Certificate(6)
        4.8*            Retirement Savings and Investment Plan (the "RSIP").(7)
        4.9*            RSIP Summary Plan Description(7)
        4.10*           Rights Agreement, dated as of June 21, 1996, between Beazer and First Chicago Trust Company of New York, as Rights
                        Agent(8)
        4.11**          Indenture dated as of April 17, 2002 among Beazer, the
                        Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 8 3/8% Senior Notes due 2012
        4.12**          First Supplemental Indenture dated as of April 17, 2002
                        among Beazer, the Guarantors party thereto and U.S. Bank
                        National Association, as trustee, related to Beazer's 8 3/8%
                        Senior Notes due 2012
        4.13**          Purchase Agreement dated as of April 11, 2002 among Beazer, its subsidiaries party thereto and the Initial Purchasers
                        named therein
        4.14**          Form of 8 3/8% Senior Note due 2012
        4.15**          Form of Exchange Note
        4.16**          Registration Rights Agreement dated as of April 17, 2002, by and among Beazer, the Guarantors named therein and the
                        Initial Purchasers named therein
        5.1**           Opinion of Paul, Hastings, Janofsky & Walker LLP
       10.1*            Credit Agreement dated as of October 22, 1996 between Beazer and First National Bank of Chicago, as agent(9)
       10.2*            First Amendment to Credit Agreement dated as of July 29,
                        1997(10)
       10.3*            Second Amendment to Credit Agreement dated as of
                        December 10, 1997(11)
       10.4*            Third Amendment to Credit Agreement dated as of March 19,
                        1998(12)
     21**               List of Subsidiaries of Beazer
       23.1**           Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)
       23.2             Consent of Deloitte & Touche LLP, (Atlanta) Independent
                        Auditors
       23.3             Consent of Deloitte & Touche LLP, (Indianapolis) Independent
                        Auditors
       23.4             Consent of KPMG LLP, Independent Auditors
       24.1**           Power of Attorney (included in Part II of the registration statement)
       25.1**           Statement of Eligibility of U.S. Bank National Association,
                        as Trustee, on Form T-1
       99.1**           Form of Letter of Transmittal
       99.2**           Form of Notice of Guaranteed Delivery
       99.3**           Form of Letter to Registered Holders and The Depository
                        Trust Company Participants
       99.4**           Form of Letter to Clients


------------------------


* Incorporated by reference (See Part II Item 21 of the Company's Registration Statement on Form S-4 (Reg. No. 333-92470).



**  Previously filed